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AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (the "Agreement") is entered into as of April 10, 2002 by and among HPL Technologies, Inc., a Delaware corporation ("HPL"), HPL Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of HPL ("Merger Sub") and Defect & Yield Management, Inc., a Delaware corporation ("DYM").

R E C I T A L S

        A.    The respective boards of HPL, Merger Sub and DYM have approved the merger of Merger Sub with and into DYM (the "Merger"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger is in the best interests of their respective stockholders.

        B.    Pursuant to the Merger, among other things, the outstanding shares of DYM Common Stock and DYM Preferred Stock (together, "DYM Stock") will be exchanged for cash and shares of HPL Common Stock (the "HPL Stock"); and outstanding stock options to purchase DYM Common Stock will be assumed by HPL and become options for the purchase of HPL Stock (the "HPL Exchange Options"), consistent with the terms and conditions set forth in this Agreement.

        C.    For Federal income tax purposes, the parties intend that the Merger qualify as a "reorganization" under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder.

        D.    Simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to HPL and Merger Sub to enter into this Agreement, Mingche Li ("Li"), the Mingche M. Li 1996 Irrevocable Trust, Pay-Shin King ("King"), the Pay-Shin King 1996 Irrevocable Trust and North Bridge Venture Partners L.P., holders of a majority of the DYM Stock (collectively, the "Consenting Stockholders"), shall execute and deliver to DYM an irrevocable stockholder's consent, in a form reasonably acceptable to HPL, approving the Merger and this Agreement (the "Irrevocable Consent").

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I.
THE MERGER

        1.1.    Merger.    At Closing, and subject to the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL"), (i) Merger Sub shall merge with and into DYM, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) DYM shall be the surviving corporation. DYM, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation." Notwithstanding the foregoing, if the condition set forth in Section 7.3 is not satisfied immediately prior to Closing, then, at Closing: (i) DYM shall merge with and into Merger Sub, (ii) the separate corporate existence of DYM shall cease, and (iii) Merger Sub shall be the surviving corporation. In such case, Merger Sub, as the surviving corporation after the Merger, shall be deemed to be the "Surviving Corporation" for purposes of this Agreement.

        1.2.    Closing; Effective Time.    The Closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on or before April 12, 2002, or such other time as HPL and DYM may mutually agree (the "Closing Date"), at the offices of Heller Ehrman White & McAuliffe, LLP, 4350 La Jolla Village Drive, San Diego, California. At the Closing, the parties shall cause the Merger to be consummated by filing a Certificate of Merger, in substantially the form attached hereto as Exhibit 1.2, with the Secretary of State of the State of Delaware (the "Secretary of State") in accordance with the DGCL (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time").

        1.3.    Effects of the Merger.    The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of DYM and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of DYM and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4.    Certificate of Incorporation; Bylaws.

          (a)  From and after the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to "Defect & Yield Management, Inc." and until further changed or amended by law.

          (b)  From and after the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to Defect & Yield Management, Inc. and until further changed or amended by law.

        1.5.    Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their respective successors are duly elected or appointed and qualified.

ARTICLE II.
CONVERSION OF SHARES

        2.1.    Merger Consideration; Conversion of Stock.    At the Effective Time and by virtue of the Merger, each share of Merger Sub common stock shall automatically convert into 10 shares of common stock of the Surviving Corporation, and each share of DYM Stock, other than Dissenting Shares, shall automatically convert into the right to receive a portion of the Merger Consideration (as defined below), subject to the provisions of Section 2.4. The "Merger Consideration" means the consideration paid by HPL pursuant to the Merger and shall consist of 1,050,000 shares of fully-paid and non-assessable HPL Stock, minus the number of shares of HPL Stock underlying the HPL Exchange Options, subject to adjustment as provided in Section 2.2 (the "Stock Consideration"), plus $2,000,000 in cash, subject to adjustment as provided in Section 2.2 (the "Cash Consideration"). For purposes of this Section 2.1, the "Cash Ratio" shall equal the quotient of (A) the Adjusted Cash Consideration, divided by (B) the aggregate value of the Merger Consideration; and the "Stock Ratio" shall equal the quotient of (C) the value of the Adjusted Stock Consideration, divided by (D) the aggregate value of the Merger Consideration (calculating the value of the Adjusted Stock Consideration and the Merger Consideration with reference to the HPL Closing Price). At the Effective Time, the Merger Consideration shall be distributed among the holders of DYM Stock as follows:

          (a)  Common Stock. Each issued and outstanding share of DYM Common Stock (the "DYM Common Stock") shall be converted into the right to receive:

              (i)  Cash in an amount equal to the quotient of: (A) the Adjusted Cash Consideration, minus the aggregate cash amounts payable to the holders of the Lettered Series Preferred as set forth in Sections 2.1(c)(i)(A) and 2.1(c)(ii)(A) and, to the extent applicable, the aggregate cash amounts payable to the holders of the Numbered Series Preferred as set forth in Sections 2.1(b)(i)(A), 2.1(b)(ii)(A) and 2.1(b)(iii)(A), divided by (B) the number of shares of DYM Common Stock that would be outstanding at the Effective Time, assuming the conversion of all outstanding convertible securities and the exercise of all outstanding DYM Options (the "Fully Diluted DYM Common Stock Equivalents") (such quotient being the "Cash Per Common Share"); and

            (ii)  A fraction of a share of HPL Stock equal to the quotient of: (A) the Adjusted Stock Consideration, minus the aggregate number of shares of HPL Stock issuable to the holders of the Lettered Series Preferred as set forth in Sections 2.1(c)(i)(B) and 2.1(c)(ii)(B) and, to the extent applicable, the aggregate number of shares of HPL Stock issuable to the holders of the

    Numbered Series Preferred as set forth in Sections 2.1(b)(i)(A), 2.1(b)(ii)(A) and 2.1(b)(iii)(A), divided by (B) the Fully Diluted DYM Common Stock Equivalents (such quotient being the "Stock Per Common Share").

          (b)  Numbered Series Preferred.    Following payment of the Merger Consideration to holders of the Lettered Series Preferred as set forth in Sections 2.1(c)(i)(A) and 2.1(c)(ii)(A), the Series 1 Convertible Preferred Stock (the "Series 1 Preferred"), Series 2 Convertible Preferred Stock (the "Series 2 Preferred") and Series 3 Convertible Preferred Stock (the "Series 3 Preferred") (collectively, the "Numbered Series Preferred") outstanding at Closing shall be converted into the right to receive:

              (i)  Series 1 Preferred.    Each issued and outstanding share of Series 1 Preferred shall be converted into the right to receive the greater of:

              (A)  Cash Consideration with a value equal to the product of $0.10 times the Cash Ratio; and a fraction of a share of HPL Stock equal to the product of $0.10 times the Stock Ratio, divided by the HPL Closing Price; or

              (B)  the Stock Per Common Share, plus the Cash Per Common Share.

            (ii)  Series 2 Preferred.    Each issued and outstanding share of Series 2 Preferred shall be converted into the right to receive the greater of:

              (A)  Cash Consideration with a value equal to the product of $1.00 times the Cash Ratio; and a fraction of a share of HPL Stock equal to the product of $1.00 times the Stock Ratio, divided by the HPL Closing Price; or

              (B)  the Stock Per Common Share, plus the Cash Per Common Share.

            (iii)  Series 3 Preferred.    Each issued and outstanding share of Series 3 Preferred shall be converted into the right to receive the greater of:

              (A)  Cash Consideration with a value equal to the product of $5.00 times the Cash Ratio; and a fraction of a share of HPL Stock equal to the product of $5.00 times the Stock Ratio, divided by the HPL Closing Price; or

              (B)  the Stock Per Common Share, plus the Cash Per Common Share.

          (c)  Lettered Series Preferred.    The Series A Convertible Participating Preferred Stock (the "Series A Preferred") and the Series B Convertible Participating Preferred Stock (the "Series B Preferred") (together, the "Lettered Series Preferred") shall be converted into the right to receive a portion of the Merger Consideration as described below:

              (i)  Series A Preferred.    Each issued and outstanding share of Series A Preferred shall be converted into the right to receive:

              (A)  Cash Consideration equal to the product of $1.45 times the Cash Ratio;

              (B)  a fraction of a share of HPL Stock equal to the product of $1.45 times the Stock Ratio, divided by the HPL Closing Price; and

              (C)  the Cash Per Common Share plus the Stock Per Common Share.

            (ii)  Series B Preferred.    Each issued and outstanding share of Series B Preferred shall be converted into the right to receive:

              (A)  Cash Consideration equal to the product of $2.56465 times the Cash Ratio;

              (B)  a fraction of a share of HPL Stock equal to the product of $2.56465 times the Stock Ratio, divided by the HPL Closing Price; and

              (C)  the Cash Per Common Share plus the Stock Per Common Share.

        2.2.    Merger Consideration Adjustments.    Immediately prior to the Effective Time, the Cash Consideration and Stock Consideration shall be adjusted as follows (such amounts being the "Adjusted Cash Consideration" and the "Adjusted Stock Consideration," respectively):

          (a)  First, the Cash Consideration shall be reduced by an amount equal to the out-of-pocket expenses incurred by DYM through the Effective Time relating to the Merger, including, but not limited to, legal, accounting and investment banking fees and expenses (the "DYM Costs").

          (b)  Second, if the condition set forth in Section 7.3 is satisfied and not waived or deemed waived immediately prior to Closing, then the Merger Consideration shall be further adjusted as follows. For purposes of this Section 2.2, "Net Stock Consideration" equals the Stock Consideration minus (i) the number of shares of HPL Stock that would otherwise be issuable pursuant to Section 2.1 in exchange for any shares of DYM Stock that are, or may become, Dissenting Shares (as defined below) as of Closing, and (ii) any fractional shares of HPL Stock resulting from the Merger for which cash will be paid in lieu thereof; "Net Cash Consideration" equals the difference between the Cash Consideration and the DYM Costs added to the sum of (i) the aggregate amount of cash that would be payable upon perfection of the dissenters' rights, in accordance with Section 2.8, with respect to any shares of DYM Stock that are Dissenting Shares or may become Dissenting Shares as of Closing, and (ii) the aggregate amount of cash paid in lieu of fractional shares; "Net Merger Consideration" equals the value of the Net Stock Consideration plus Net Cash Consideration; "HPL Closing Price" equals the unadjusted average closing price of HPL Stock, as reported on the Nasdaq National Market System, for the five trading days ending two trading days prior to the Closing Date; "Adjusted HPL Closing Price" equals the HPL Closing Price reduced by 20%. For purposes of all valuations and computations under this Section 2.2, the value of the Net Stock Consideration shall be calculated using the Adjusted HPL Closing Price.

              (i)  If at Closing, the value of the total Net Stock Consideration equals or exceeds 80% of the value of the Net Merger Consideration, then no further adjustments to the Cash Consideration or the Stock Consideration shall be made pursuant to this Section 2.2(b); and

            (ii)  If at the Closing, the value of the total Net Stock Consideration does not equal or exceed 80% of the value of the total Net Merger Consideration, the Stock Consideration shall be increased, and the Cash Consideration shall be correspondingly reduced, by that number of HPL Shares necessary to result in the aggregate value of the Net Stock Consideration equaling 80% of the total Net Merger Consideration. For purposes of this Section 2.2(b)(ii), the value of the shares of HPL Stock that will be added to the Stock Consideration shall be fixed at the HPL Closing Price.

        2.3.    Assumption of Options.    Those options to purchase shares of DYM Common Stock set forth on Schedule 3.4 that are outstanding at the Effective Time (the "DYM Options"), shall, by virtue of the Merger and without any further action on the part of DYM or the holder(s) of such DYM Options, be assumed by HPL (the "HPL Exchange Options"). The HPL Exchange Options shall be exercisable on substantially the same terms and conditions as those pertaining to the DYM Options immediately prior to the Effective Time (including the term and exercisability), except that: (a) each such DYM Option shall become exercisable for that number of shares of HPL Stock (rounded down to the nearest whole number) as determined by multiplying (i) the number of shares of DYM Stock underlying such option by (ii) the Option Exchange Factor (defined below); and (b) the exercise price per share of each assumed DYM Option shall be divided by the Option Exchange Factor (rounded up to the nearest whole cent). As soon as practicable after the Closing, HPL shall notify each holder of a DYM Option of the assumption of such option by HPL and the revisions to the option effected thereby. No payment shall be made for fractional interests. No options for the purchase of DYM Stock other than the DYM Options set forth in Schedule 3.4 shall be assumed by HPL, Merger Sub, the Surviving Corporation or any related party. All other outstanding options, warrants or convertible securities issued by DYM (other than the Preferred Stock), if any, shall be exercised or terminated prior to the Effective Time. The "Option Exchange Factor" shall equal: (A) the Cash Per Common Share, divided by the HPL Closing Price, plus (B) the Stock Per Common Share.

        2.4.    Escrow.    A total of 175,000 shares of HPL Stock otherwise issuable to the DYM Stockholders pursuant to the Merger (the "Escrow Shares") shall be issued in the name of Comerica-Bank, as escrow agent (the "Escrow Agent"), and delivered to the Escrow Agent to be held in escrow for a period of up to two years pursuant to the Escrow Agreement attached hereto as Exhibit 2.4. The Escrow Shares shall be held in escrow for the purpose of securing indemnification claims by the Indemnitees ("Claims") pursuant to Article IX hereof. Li shall be appointed to serve as the Stockholder Representative, as that term is defined herein and in the Escrow Agreement.

        2.5.    Exchange of Stock Certificates.

          (a)  From and after the Effective Time, there shall be no transfers of stock on the stock transfer books of DYM.

          (b)  Promptly after the Effective Time, HPL shall mail or shall cause to be mailed to each DYM Stockholder a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates representing DYM Stock (the "DYM Certificates") shall pass, only upon proper delivery of the DYM Certificates to HPL) and instructions for surrender of the DYM Certificates. Upon surrender to HPL of a DYM Certificate, together with such letter of transmittal duly executed, the Holder shall be entitled to receive in exchange therefore: (i) HPL Stock Certificates representing that portion of the Adjusted Stock Consideration issuable to such DYM Stockholder; (ii) cash representing that portion of the Adjusted Cash Consideration payable to such DYM Stockholder; and (iii) cash in respect of fractional shares as provided in Section 2.6. No Merger Consideration will be paid to any person who is not the registered owner of a surrendered DYM Certificate, unless (i) the DYM Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer and (ii) such person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.5, from and after the Effective Time, each DYM Certificate shall be deemed to represent, for all purposes other than payment of dividends, the right to receive a portion of the Merger Consideration as determined in accordance with this Article II. If, after the Effective Time, DYM Certificates are presented to HPL, they shall be cancelled and exchanged for that portion of the Merger Consideration represented by such certificate(s) as determined in accordance with this Article II. Notwithstanding anything to the contrary in this Agreement, neither HPL, the Surviving Corporation, nor any party hereto shall be liable to any DYM Stockholder for shares of HPL Stock and/or cash shares required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable law.

          (c)  In the event that any DYM Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered stockholder claiming such certificate to be lost, stolen or destroyed, HPL will issue or cause to be issued certificates representing shares of HPL Stock in exchange for such lost, stolen or destroyed certificate in accordance with this Article II. When authorizing such issuance in exchange therefor, HPL may, in its discretion and as a condition precedent to the issuance thereof, require such stockholder to give HPL a bond in such amount as it may reasonably direct as indemnity against any claims that may be made against HPL with respect to the certificate alleged to have been lost, stolen or destroyed.

          (d)  No dividends that are declared on shares of HPL Stock after the Effective Time (if any) will be paid to any person entitled to receive certificates representing shares of HPL Stock until such person surrenders their certificate representing DYM Stock to HPL. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of HPL Stock shall be issued any dividends that have become payable with respect to such shares of HPL Stock between the Effective Time and the time of such surrender. The person entitled to receive such dividends shall not be entitled to receive interest on such dividends.

        2.6.    Fractional Shares.    No fraction of a share of HPL Stock shall be issued in the Merger. Instead, each DYM Stockholder who would otherwise be entitled to a fraction of a share of HPL Stock

(after aggregating all fractional shares of HPL Stock to be received by such holder) shall receive from HPL an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, (ii) multiplied by the HPL Closing Price.

        2.7.    Adjustments to Stock Consideration.    The Stock Consideration shall be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or other like change with respect to HPL Stock occurring or having a record date or an effective date on or after the date of this Agreement and prior to the Effective Time.

        2.8.    Dissenting Shares.

          (a)  Notwithstanding anything to the contrary in this Agreement, any shares of DYM Stock held by a DYM Stockholder who has exercised such holder's dissenters' rights in accordance with applicable law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive such holder's portion of the Merger Consideration, but the holder of the Dissenting Shares shall be entitled only to such rights as are granted by applicable law, and the Merger Consideration shall be adjusted accordingly.

          (b)  Notwithstanding the provisions of Section 2.8(a) above, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights under the DGCL, then as of the Effective Time or the occurrence of such event, such holder's DYM Stock shall automatically be converted into and represent only the right to receive such holder's ratable portion of the Merger Consideration as provided in this Article II upon surrender of DYM Certificates as provided herein.

          (c)  DYM shall give HPL and Merger Sub (a) prompt written notice of any written demands for payment with respect to any shares of DYM Stock pursuant to dissenters' rights, and any withdrawals of such demands or losses of such rights, and any other instruments served pursuant to the DGCL, and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters' rights. DYM shall not, except with the prior written consent of HPL, voluntarily make any payment with respect to demands for dissenters' rights or offer to settle any such demands.

        2.9.    Restricted Stock.    The shares of HPL Stock issued in connection with the Merger will not be registered under the Securities Act of 1933 (the "Securities Act") and, subject to Section 6.3, HPL shall have no obligation to register such shares under the Securities Act. The certificates representing the HPL Stock shall bear the following restrictive legends:

    THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED PURSUANT TO THE PROVISIONS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO HPL TECHNOLOGIES, INC., (THE "COMPANY") IS DELIVERED TO THE COMPANY STATING THAT SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION OR QUALIFICATION.

        2.10.    Tax Consequences.    For United States Federal income tax purposes, it is intended by the parties hereto that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF DYM

        DYM represents and warrants to HPL and Merger Sub that the statements contained in this Article III are true and correct, except as set forth in the Disclosure Schedule. Any statements made by DYM in the Disclosure Schedule expressly phrased as a representation or warranty shall be treated as such for purposes of this Agreement. The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III. For purposes of this Article III, the phrase "to DYM's knowledge" or any phrase of similar import shall be deemed to refer to the actual knowledge of the officers of DYM after making reasonable inquiry. The Disclosure Schedules may be amended or updated by DYM at least three (3) business days prior to Closing.

        3.1.    Organization and Authority.    DYM: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all necessary corporate power to own and lease its properties and to carry on its business as now being conducted; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect on its business or financial condition. DYM is not in violation of any provision of its Certificate of Incorporation or bylaws. For the purposes of this Article III, Material Adverse Effect means any change, event or effect that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of DYM taken as a whole.

        3.2.    Capitalization. The authorized capital stock of DYM consists of (A): 7,550,000 shares of Common Stock, $0.01 par value, of which 942,142 shares are issued and outstanding; and (B) 3,000,000 shares of Series 1 Convertible Preferred Stock, $0.01 par value per share, all of which are issued and outstanding; 55,000 shares of Series 2 Convertible Preferred Stock, $0.01 par value per share, of which 54,170 are issued and outstanding; 300,000 shares of Series 3 Convertible Preferred Stock, $0.01 par value per share, of which 100,000 are issued and outstanding; 862,069 shares of Series A Convertible Participating Preferred Stock, $0.01 par value per share, all of which are issued and outstanding; and 1,243,835 shares of Series B Convertible Participating Preferred Stock, $0.01 par value per share, all of which are issued and outstanding (collectively, "DYM Preferred Stock"), and there are no treasury shares. All outstanding shares have been duly authorized and validly issued, are fully-paid and non-assessable, and have been offered, issued, sold and delivered in compliance with applicable Federal and state securities laws. Except for shares of DYM Common Stock issuable upon exercise of the DYM Options or conversion of the DYM Preferred Stock, there are no other outstanding warrants, options, rights (preemptive, first refusal or otherwise), agreements, convertible securities, or other commitments pursuant to which DYM is or may be obligated to issue any securities. In addition, DYM has authorized for issuance up to 1,213,259 shares of DYM Common Stock under its 1996 Stock Option Plan (the "DYM Option Plan"), pursuant to which options to purchase 709,100 shares of DYM Common Stock are outstanding. Except for the Irrevocable Consent, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of DYM.

        3.3.    Subsidiaries and Branches.    DYM does not presently own or control any capital stock of any other corporation or have an interest in any partnership, business trust, association, joint venture or other business entity. DYM has qualified to operate as a branch in the Republic of China (Taiwan) pursuant to the business license issued by the Ministry of Economic Affairs dated March 13, 1997, with an authorized capital investment of NT $3,600,000 (US $120,000).

        3.4.    Stockholders; Optionees.    Schedule 3.4 identifies the record and beneficial owners of the DYM Stock (the "DYM Stockholders"). The DYM Stockholders own all of the shares of DYM Stock indicated opposite their respective names, free and clear of any lien, pledge, conditional sale, security interest, mortgage, charge, claim, equity, option, right of first refusal, covenant, restriction, title defect, or encumbrance of any kind (each, a "Lien"). Schedule 3.4 also lists the names of each holder of outstanding options to purchase DYM Stock and the number of options held, the grant date, expiration date, exercise price, the type of option, and the vesting schedule. Each such option was granted in accordance with the terms of the DYM Option Plan and, other than as provided in the Disclosure Schedule, no such options will accelerate or become vested as a result of the Merger. The terms of the

DYM Option Plan and the terms of each such option granted thereunder do not prohibit the assumption of the options as provided in Article II.

        3.5.    Permits.    DYM possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") necessary to conduct its business and operations, except where the failure to have any Permit has not had and would not have a Material Adverse Effect on DYM. All material Permits are valid and in full force and effect, DYM is in compliance in all material respects with their requirements, and no proceeding is pending, or to DYM's knowledge, threatened to revoke or amend any of the Permits. None of the material Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the transactions contemplated hereby. DYM has not violated or failed to comply with any statute, law, ordinance, rule or regulation (including without limitation relating to the export or import of goods or technology) of any foreign, Federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have a Material Adverse Effect on DYM.

        3.6.    Board Recommendation.    The board of directors of DYM has unanimously: (i) approved and adopted this Agreement, (ii) determined that the Merger is fair to and in the best interests of the DYM Stockholders, (iii) resolved to recommend approval and adoption of this Agreement and approval of the Merger to the DYM Stockholders, and (iv) resolved that DYM take all action necessary to exempt the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from the provisions of all applicable state antitakeover statutes and regulations.

        3.7.    No Violations, Etc.    No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, or other governmental or regulatory body, authority or instrumentality ("Government Entity") is necessary on the part of DYM for the consummation by DYM of the Merger and the other transactions contemplated hereby, or for the exercise by HPL and the Surviving Corporation of full rights to own and operate the business of DYM as presently being conducted, except for (i) the filing of the Certificate of Merger as required by Delaware Law and (ii) compliance with the applicable requirements of the Securities Act, state securities or "blue sky" laws and state takeover laws. Neither the execution and delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated hereby and thereby nor compliance by DYM with all of the provisions hereof and thereof, nor the exercise by HPL and the Surviving Corporation of full rights to own and operate the business of DYM as presently being conducted will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, bylaws or other charter document of DYM, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to DYM, or by which any of its properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which DYM is a party or by which any of them or any of their properties or assets may be bound, except where such event would not, individually or in the aggregate, have a Material Adverse Effect. The Disclosure Schedule lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any of DYM's Contracts (defined below), the failure to obtain which would have a Material Adverse Effect on DYM. "Contract" shall mean any agreement, contract, note, bond, mortgage, deed of trust, license, arrangement, commitment, franchise, indemnity, indenture, instrument, lease, purchase order, sales order, or understanding, whether or not in writing, to which DYM or any of its affiliates is a party.

        3.8.    Compliance with Laws.    DYM is in compliance with all applicable Federal, state, local, municipal, foreign or other law, statute, constitution, principles of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body ("Legal

Requirements"), except where the failure to comply with such Legal Requirements has not had, and would not reasonably be expected to have, a Material Adverse Effect on DYM. DYM has not received any notice or other communication from any governmental body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

        3.9.    Financial Statements.    DYM has delivered to HPL true and complete copies of DYM's audited balance sheets and statements of income as of and for the years ended December 31, 1999, 2000 and 2001 (collectively, the "DYM Audited Statements"), and has delivered to HPL true and complete copies of its unaudited balance sheets and statements of income as of and for the two-month periods ended February 28, 2001 and 2002 (the "DYM Unaudited Statements"). If Closing occurs later than 5:00 p.m. PST on April 10, 2002, then DYM shall deliver to HPL, at least 48 hours prior to Closing, true and complete copies of its unaudited balance sheets and statements of income as of and for the three-month periods ended March 31, 2001 and 2002 and such statements shall be deemed to be the "DYM Unaudited Statements."

          (a)  The DYM Audited Statements and the notes thereto are in accordance with the books and records of DYM, fairly and accurately present DYM's financial position as of those dates and the results of operations and changes in its financial position for such periods then ended and have been prepared in accordance with Generally Accepted Accounting Principles in the United States of America ("GAAP") applied on a consistent basis. The DYM Unaudited Statement when and as delivered to HPL will be in accordance with the books and records of DYM, fairly and accurately present DYM's financial position as of those dates and the results of operations and changes in its financial position for such periods then ended and have been prepared in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments (not in the aggregate material).

          (b)  There are no debts, liabilities or claims contingent or otherwise, against DYM that are not currently reflected in the DYM Audited Statements, which are or would be of a nature required to be shown in a balance sheet prepared in accordance with GAAP, except for liabilities which have arisen since December 31, 2001 in the conduct of the business of DYM and which are set forth on the DYM Unaudited Statements or on the Disclosure Schedule. DYM's revenue recognition policies have been consistently applied. DYM maintains a standard system of accounting. The reserves included for the purposes reserved in the unaudited balance sheet delivered as part of the DYM Unaudited Statements (the "DYM Balance Sheet") are adequate.

        3.10.    Absence of Certain Changes or Events.    Since December 31, 2001, (i) DYM has not entered into any transaction other than in the ordinary course of business; (ii) there have been no losses or damage to any of the assets due to fire or other casualty, whether or not insured, amounting to more than $10,000 in the aggregate; (iii) there has been no increase or decrease in the rates of direct compensation payable or to become payable by DYM to any employee, agent or consultant, or any bonus, percentage compensation, service award or other like benefit, granted, made or accrued to or to the credit of any such employee, agent or consultant, or any material welfare, pension, retirement or similar payment or arrangement made or agreed to be made by DYM; (iv) DYM has not executed, created, amended or terminated any material Contract; (v) DYM has not declared or paid any dividend or made any distribution on its capital stock, nor redeemed, purchased or otherwise acquired any of its capital stock; (vi) DYM has not received written notice that there has been a cancellation of an order for its products or a loss of a customer of DYM; (vii) there has been no resignation or termination of employment of any officer or employee of DYM identified on Schedule 3.10 (each, a "Key Employee") and DYM does not have knowledge of the impending resignation or termination of employment of any officer or Key Employee of DYM; (viii) DYM has no contingent obligations by way of guaranty, endorsement, indemnity, warranty or otherwise, other than product related guaranties, indemnities and warranties entered into in the ordinary course of business; (ix) there have been no loans made by DYM to its employees, officers or directors, other than travel advances and other advances made in the ordinary course of business which do not exceed $5,000 to any one person or $10,000 in the aggregate; (x) there has been no waiver or compromise by DYM of a material right or of a material debt owed to it; (xi) DYM has not made or agreed to make any disbursements or payments of any kind to any member or members of its Board of Directors in their capacities as members of the Board of Directors; (xii) there have been no capital expenditures by DYM exceeding $25,000 in the aggregate; (xiii) there has been no change in accounting methods or practices (including without limitation, any change in depreciation or amortization policies or rates) by DYM; (xiv) there has been no change in accounting methods resulting in a revaluation by DYM of any of its assets; (xv) there has been no sale or transfer of any of DYM's assets, except in the ordinary course of business; (xvi) there has been no loan by DYM to any third party; (xvii) there has been no commencement or notice of threat of commencement of any governmental proceeding against or investigation of DYM or its affairs; (xviii) there has been no revocation of any material license or right to do business granted to DYM; (xix) DYM has not paid any obligation or liability (fixed, contingent or otherwise) or discharged or satisfied any Lien, or settled any liability, claim, dispute, proceeding, suit or appeal pending or threatened against it, except in the ordinary course of business; (xx) there have been no other changes in the financial condition, assets, liabilities, business, prospects or the results of operations of DYM, except for changes occurring in the ordinary course of business or those that would not result in a Material Adverse Effect on DYM; (xxi) there has been no agreement or commitment by DYM to do or perform any of the acts described in this Section 3.10; (xxii) DYM has not authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of DYM or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of DYM, except for the DYM Preferred Stock, the DYM Directors Options and the DYM Options; and (xxiii) since January 5, 2001,DYM has not amended its Certificate of Incorporation, bylaws, or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction. For purposes of this Section 3.10, a financial change or event described therein as being "material" shall be deemed material only if the amount of all such changes and/or events is at least $25,000.

        3.11.    Accounts Receivable.    All accounts receivable and notes receivable owing to DYM constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and, are current and fully collectible net of any reserves shown on the DYM Balance Sheet. DYM shall deliver to HPL a complete and accurate aging list of all receivables of DYM as of the date of the DYM Balance Sheet, which list shall be updated and delivered to HPL as of the Closing Date. Each account receivable represents a sale made in the ordinary course of business and which arose pursuant to an enforceable contract for a bona fide sale of goods or for services performed, and DYM has performed all of its obligations to produce the goods or perform the services to which such accounts receivable relate, other than amounts recorded as deferred revenue. No account receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustment by the obligor thereof.

        3.12.    Bank Accounts.    Schedule 3.12 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which DYM has an account or safe deposit box and each credit card issued in DYM's name and the names and identification of all persons authorized to draw thereon, have access thereto or have use thereof.

        3.13.    Personal Property.    Schedule 3.13 lists all DYM's equipment, furniture, and other tangible personal property, which, as to each type of equipment, furniture or other tangible personal property, has a purchase price of at least $1,500. DYM has valid title to all property listed thereon clear of all Liens, except for the property which is leased as noted on Schedule 3.13. All such property is in good state of maintenance and repair, except for ordinary wear and tear, and is suitable and adequate for the use to which it is currently devoted. All of the leases to personal property utilized in the business of DYM are valid and enforceable and DYM is not in default under such leases.

        3.14.    Real Property.    Schedule 3.14 lists all real property owned or leased by DYM (the "Real Property"). All of the leases to the Real Property of DYM are valid and enforceable and DYM is not in default thereunder. DYM has not received written notice that the Real Property, the improvements located thereon, and the furniture, fixtures and equipment relating thereto (including plumbing, heating, air conditioning and electrical systems) do not conform in any material respect to any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations. There are no outstanding Contracts made by DYM for any improvements made to the Real Property that have not been paid for in full.

        3.15.    Patents, Trademarks, Trade Names and Copyrights.    Patents, copyrights, trademarks, service marks, trade names, methods, processes, designs, mask works, schematics, source code, object code, formulas, inventions, discoveries, trade secrets, know-how, technologies or other proprietary or industrial rights recognized in any jurisdiction in the world are collectively referred to herein as "Intellectual Property." All Intellectual Property owned by or in the name of DYM (collectively, "DYM Intellectual Property"), for which any issuance, registration and/or application has been granted or made, is listed in Schedule 3.15(A) . Schedule 3.15(B) lists all licenses of Intellectual Property to DYM from third parties (the "Licensed Intellectual Property"). The DYM Intellectual Property together with the Licensed Intellectual Property is sufficient for the conducting of the business of DYM as currently conducted and it is either owned by DYM or is licensed to DYM under Contracts that are valid and enforceable as of the date of this Agreement and as of the Closing Date. Except pursuant to the Contracts listed in Schedule 3.16 or set forth in the Disclosure Schedule, there is no agreement or arrangement pursuant to which any natural person, corporation, partnership, or other entity (each, a "Person") has any right (whether or not currently exercisable) to use, license or otherwise exploit any of the DYM Intellectual Property rights. DYM has not licensed any DYM Intellectual Property rights to any Person on an exclusive basis and has not granted any exclusive distribution rights to any Person;

          (a)  To DYM's knowledge or pursuant to any written notice it may have received, the conduct of the business of DYM does not infringe any intellectual property rights of any other Person. No litigation is pending against DYM or has been threatened in writing against DYM or any officer, director, stockholder, employee or agent of DYM relating to the business of DYM, for the infringement of any intellectual property of any other party or for the misuse or misappropriation of any trade secret, know-how or other proprietary right owned by any other party nor, to DYM's knowledge, does any basis exist for any such litigation. To DYM's knowledge, there has been no infringement or unauthorized use by any other Person of the DYM Intellectual Property;

          (b)  All current and former employees of and consultants to DYM have executed and delivered in favor of DYM an agreement that is reasonably adequate for securing the protection of confidential and proprietary information and assignment to DYM of all the DYM Intellectual Property, and copies of such agreements have been made available to HPL;

          (c)  No employee has any individual rights to the DYM Intellectual Property;

          (d)  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Licensed Intellectual Property or DYM Intellectual Property, and will not (i) cause the modification of any terms of any licenses or agreements relating to Licensed Intellectual Property or DYM Intellectual Property, (ii) cause the forfeiture or termination of, or give rise to a right of the forfeiture or termination of, any Licensed Intellectual Property or DYM Intellectual Property rights or (iii) materially impair the right of DYM or the Surviving Corporation to use, sell or license any Licensed Intellectual Property or DYM Intellectual Property rights or portion thereof; and

          (e)  DYM has used commercially reasonable efforts to safeguard and maintain the secrecy and confidentiality of any trade secrets contained in the DYM Intellectual Property and Licensed Intellectual Property and, to DYM's knowledge, there has been no material disclosure of any trade secrets of DYM by any person or entity to any person (other than persons who are under a legal duty or obligation to maintain the confidentiality of such trade secrets).

        3.16.    Program Contracts.    Schedule 3.16 lists: (i) all standard customer sales and use Contracts relating to the Programs (defined below) which are current or were entered into within the last three (3) years; (ii) all Contracts under which DYM has obtained any rights to any Program; (iii) all

Contracts under which DYM has granted any rights to any third party in respect to any Program, other than standard customer sales and use contracts; (iv) all distribution, agency, or similar Contracts relating to the licensing of the Programs to third parties; and (v) all standard maintenance Contracts for Programs which are current or were entered into within the last three (3) years. The Disclosure Schedule sets forth details of all royalties payable to and/or by DYM to third parties in respect to the Programs (including details of any amounts outstanding or accrued royalties). DYM has fulfilled all of its obligations under Contracts relating to the Programs, except where the failure thereof would not in the aggregate have a Material Adverse Effect with respect to DYM. No Contract under which DYM has obtained any rights to the Programs has been terminated, purported to be terminated, is the subject of dispute or is subject to termination due to DYM's breach thereof. Each Contract is a valid, binding and enforceable obligation of DYM and, to DYM's knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not have a Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights governing or by general principles of equity. DYM is not subject to any claim pending or, to DYM's knowledge, threatened in writing or action for breach of warranties or guaranties relating to the Programs. DYM has delivered to HPL copies of each of DYM's standard form agreements relating to the licensing of the Programs to customers and end-users and relating to the maintenance of the Programs. "Programs" shall mean any computer software programs marketed and/or developed by or for DYM, and all modules, renewals, variations, amendments, updates, upgrades, enhancements, derivations and source codes related thereto.

        3.17.    Product and Service Warranties.    The standard written forms of product and service warranties and guarantees utilized by DYM as of the date of this Agreement will be made available to HPL. Except as set forth on Schedule 3.17 of the Disclosure Schedule, during a period of three years prior to the date of this Agreement, DYM has not made any other written material warranties (which remain in effect) with regard to products and/or services supplied by DYM.

        3.18.    Litigation.    Neither DYM nor any officer, director or stockholder or any employee or agent of DYM with regard to the business of DYM, is a party to any pending or threatened action, suit, proceeding, arbitration or investigation, at law or in equity or otherwise in, for or by any court, other governmental body or arbitration; nor does, to DYM's knowledge, any basis exist for any such action, suit, proceeding or investigation. DYM is not subject to any decree, judgment, order, law, regulation or award of any court, other governmental body or arbitration.

        3.19.    Employee Matters.

          (a)  Schedule 3.19 includes a list of all Employee Plans (defined below) and all Contracts with directors, officers, employees, unions, or consultants, to which DYM is a party or is subject as of the date of this Agreement. DYM is not in material default with respect to any obligation under the Employee Plans and other employment-related Contracts so listed. DYM is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices, (ii) terms and conditions of employment, and (iii) occupational health and safety requirements. DYM will deliver to HPL complete and correct copies of all such written obligations and accurate summaries of all such oral obligations, if any. DYM has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups relating to the business of DYM, nor is DYM currently engaged in any labor negotiations, nor is DYM the subject of any union organization affecting its business. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of DYM who are not currently organized. DYM has no material obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to DYM's knowledge, threatened, between DYM and any of its employees. There is no pending or, to DYM's knowledge, threatened labor dispute, strike or work stoppage affecting the business of DYM. There is no unfunded liability with respect to any such plans, except as shown on the DYM Balance Sheet.

          (b)  "Employee Plans" shall mean all present and prior (including terminated and transferred) plans, programs, policies, agreements, arrangements and methods of contributions or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of DYM or to any other person who provides services to DYM, whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are subject to the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations thereof ("ERISA"), and/or qualified under the Code. The term Employee Plan includes, but is not limited to: 401(k), pension, retirement, profit sharing, percentage compensation, stock purchase, stock option, bonus, change-in-control, and other incentive and non-qualified deferred compensation plans; disability, medical, dental, workers compensation, health and life insurance or other death benefits, severance plans, leave benefits and fringe benefits.

        3.20.    Insurance.    The Disclosure Schedule includes a list of all insurance policies and bonds in force with respect to DYM, its employees and its directors showing for each such policy or bond: (i) the owner; (ii) the coverage of such policy or bond; (iii) the name of the insurer; (iv) the termination date of the policy or bond; and (v) all claims in excess of U.S. $50,000 made against any such policies since January 1, 1999. Copies of each of the insurance policies and bonds listed on in the Disclosure Schedule shall have been delivered to HPL prior to the Closing. All such policies are in effect, and true and complete copies of all such policies shall have been made available to HPL. DYM has not received notice of the cancellation or threat of cancellation of any of such policy.

        3.21.    Taxes.

          (a)  For purposes of this Agreement: (i) "Tax" or, collectively, "Taxes," means (A) any United States, foreign, Federal, state, and local taxes, assessments, duties and other similar governmental charges and impositions in the nature of a "tax," and including customs duties, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding (whether as a withholding agent or direct obligee), payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions to tax imposed with respect to such amounts; and (B) any liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; (ii) "Tax Return" means any return, estimate, schedule, information statement, or report relating to Taxes, including any amendments of any previously filed return filed or required to be filed with any governmental agency dealing with the administration or the collection of Taxes (a "Tax Agency").

          (b)  (i) DYM has filed all income Tax Returns required to be filed by it in a timely manner and has paid all Taxes shown to be due on such returns, and all such Tax Returns are accurate and correct; (ii) no action or proceeding for the assessment or collection of any Taxes is pending against DYM, and no written notice of any claim for Taxes, whether pending or threatened, has been received; (iii) no deficiency, assessment or other claim for Taxes has been asserted or made against DYM; (iv) no issue has been raised by any Tax Agency in connection with an audit or examination; (v) no Federal, state or foreign income Tax Returns of DYM have been or are being audited or, to DYM's knowledge, examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes for any period; and (vi) DYM has not been informed by any jurisdiction that the jurisdiction believes that DYM was required to file any Tax Return that was not filed.

          (c)  The DYM Audited Statements and the DYM Unaudited Statements accrue, in accordance with GAAP, for all Taxes payable in the future for events that have occurred as of the respective balance sheet dates in such financial statements.

          (d)  All Taxes that DYM has been required to collect or to withhold have been duly withheld or collected and, to the extent required, have been paid to the proper Tax Agency.

          (e)  DYM is not and has not ever been a party to any Tax allocation or sharing agreement, and has granted no outstanding power of attorney regarding Taxes.

          (f)    None of the assets of DYM constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. DYM is not a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986, or to any "long term contract" within the meaning of Section 460 of the Code.

          (g)  DYM is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the assets of DYM are subject to an election under Section 341(f) of the Code or comparable provisions of any state statutes.

          (h)  DYM is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for Federal income Tax purposes.

          (i)    DYM has not been a member of an affiliated group filing a consolidated Federal income Tax Return and does not have any liability for the Taxes of another person (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

          (j)    DYM (i) has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code, and has no knowledge that the Internal Revenue Service ("IRS") has proposed in writing any such adjustment or change in accounting method with respect to DYM; and (ii) does not have any application pending with the IRS or any other Tax Agency requesting permission for any change in accounting method.

          (k)  Schedule 3.21 of the Disclosure Schedule contains a complete and accurate list of all types of and jurisdictions in which Tax Returns were filed with respect to DYM.

          (l)    DYM has not taken or agreed to take any action reasonably likely to prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

          (m)  The liabilities of DYM that will be assumed by the Surviving Corporation in the Merger and the liabilities to which DYM's assets are subject were incurred by DYM in the ordinary course of its business.

          (n)  DYM is not an investment company as defined in Section 368(a)(2)(F) of the Code or a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (o)  None of the assets of DYM is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (p)  DYM is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of DYM that could give rise to the payment of any amounts that would not be deductible under Section 280G or 162 of the Code.

          (q)  DYM has not, within the two-year period ending on the Closing Date, made a distribution to which Code Section 355 (or so much of Section 356 as relates to Section 355) applies.

          (r)  DYM has made available to HPL true copies of all Tax Returns filed by DYM and all correspondence with Tax Agencies.

        3.22.    Material Contracts.

          (a)  Schedule 3.22 provides a complete and accurate list of all Material Contracts (as defined below) and includes a description of the material terms of all unwritten Material Contracts, if any. DYM represents that it has made available to HPL complete and correct copies of the written Material Contracts listed in the Disclosure Schedule, including all amendments and supplements thereto. Each Material Contract is valid and subsisting; DYM has duly performed all its material obligations thereunder to the extent that such obligations to perform have accrued; and no material breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by DYM or, to DYM's knowledge, any other party or obligor with respect thereto, has occurred or as a result of this Agreement will occur. Except as set forth in the Disclosure Schedule, consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, DYM.

          (b)  Each of the following shall be deemed to be a "Material Contract" (a) any Contract that, after December 31, 2001, obligates DYM to pay an amount of $10,000 or more and has an unexpired term as of December 31, 2001, in excess of one (1) year; (b) any Contract that contains a covenant not to compete or otherwise significantly restricts DYM's business activities; (c) any Contract that provides for the extension of credit by DYM other than consistent with normal credit terms; (d) any Contract that provides for DYM to borrow money; (e) any Contract that grants a security interest or Lien in the property of DYM, other than a purchase money security interest in the ordinary course of business; (f) any Contract that limits the ability of DYM to conduct its business, including as to manner or place; (g) any Contract that provides for a guaranty or indemnity by DYM (other than a standard warranty or guaranty relating to DYM's software); (h) any Contract that grants a power of attorney, agency or similar authority to another person or entity; (i) any Contract that grants to any third party a preemptive right or any right of first refusal with respect to the capital stock or assets of DYM or a right to participate in any other sale of DYM Stock; (j) any Contract with any affiliate, officer or director of DYM; (k) any Contract that requires DYM to buy or sell goods with respect to which there will be material losses or will be costs and expenses materially in excess of expected receipts (other than as provided for or otherwise reserved against on the DYM Balance Sheet); (k) any Contract that is a Contract relating to the Programs required to be listed in the Disclosure Schedule pursuant to Section 3.16; or (m) any Contract that is an Employment Plan or employment-related Contract required to be listed in the Disclosure Schedule pursuant to Section 3.19.

        3.23.    Transactions with Affiliates.    Except for (a) transactions relating to purchases of shares of DYM Stock, (b) regular salary payments and fringe benefits under an individual's compensation package with DYM, and (c) contracts or agreements contemplated herein, no officer, director, or spouse, parent, sibling or child of any such person, or any other employee has any agreement, understanding, proposed transaction or is indebted to DYM, nor is DYM indebted (or committed to make loans or extend or guarantee credit) to any of them. No officer, director or spouse, parent, sibling or child of any such person has any direct or indirect ownership interest in any firm or corporation with which DYM is affiliated or with which DYM has a business relationship, or any firm or corporation that competes with DYM, except that any such person may own stock in publicly traded companies that may compete with DYM. No spouse, parent, sibling or child of any officer or director of DYM is directly or indirectly interested in any material contract with DYM.

        3.24.    Absence of Environmental Liabilities.    DYM has not disposed of, released or caused any contamination by any hazardous materials on or about any properties at any time owned, leased or occupied by DYM, wherever located, that in any of such cases would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DYM. DYM has not disposed of any materials at any site that could be expected to require remediation or that is being investigated or remediated for contamination or possible contamination of the environment. DYM has conducted its business in compliance with all applicable environmental and safety requirements. DYM has no knowledge of any notice of any investigation, claim or proceeding against it relating to any environmental and safety requirements or to hazardous materials and, to DYM's knowledge, DYM has not taken any action that would reasonably be expected to involve DYM in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon DYM.

        3.25.    Customers and Suppliers.    DYM has no present information, and is not aware of any facts, indicating that any customer, supplier, sales agent or distributor of DYM intends to cease doing business with DYM or materially alter the amount of business that it is presently doing with DYM.

        3.26.    Certain Payments.    Neither DYM, nor any stockholder, director or officer or any employee or agent of DYM, has made or caused to be made, directly or indirectly, the payment of any consideration whatsoever on behalf of DYM to any public official, candidate for public office or political party in contravention of the applicable law of any jurisdiction, which was made (a) in connection with the business or operations of DYM or (b) pertains to DYM's relations with any customer, supplier, or creditor.

        3.27.    Brokers and Finders.    Neither DYM nor any employee or agent of DYM, has retained any broker or finder in connection with the transactions contemplated by this Agreement, except for Adams, Harkness & Hill, Inc, whose engagement letter has been provided to HPL. The DYM Stockholders severally and on a pro rata basis will indemnify and hold HPL and Merger Sub harmless against all claims for brokers' or finders' fees made or asserted by any party claiming to have been employed by DYM or employee or agent of DYM in connection with the transactions contemplated by this Agreement and all costs and expenses (including the reasonable fees of counsel) of defending such claims.

        3.28.    Power of Attorney and Suretyships.    DYM has no power of attorney outstanding, nor has any obligation or liability, either actual, accrued, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker, indemnitor or otherwise has been agreed to by DYM in respect of the obligation of any other person, corporation, partnership, joint venture, association, organization or other entity.

        3.29.    Negotiations with Other Parties.    DYM is not presently conducting negotiations with any other party regarding any acquisition, merger or similar transaction related to DYM.

        3.30.    Authority Relating to this Agreement; No Violation of Other Instruments.    DYM has full corporate power and authority to (i) execute and deliver this Agreement and (ii) consummate the transactions contemplated hereby and (iii) to consummate the Merger and the other transactions contemplated hereby. DYM has received the Irrevocable Consent, which constitutes all necessary stockholder action to approve the Merger. The execution and delivery of this Agreement and each of the other agreements to which DYM is or will be a party that is an Exhibit to this Agreement and the performance hereunder and thereunder by DYM have been duly authorized by all necessary corporate action on the part of DYM, subject to the approval of the DYM Stockholders, and, assuming execution of this Agreement and such other agreements by each of the other parties hereto and thereto, this Agreement and such other agreements will constitute legal, valid and binding obligations of DYM, enforceable against it in accordance with their respective terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

        3.31.    Securities and Compliance; Registration Rights. DYM has complied with all Federal and state securities laws in connection with all offers and sales of securities issued by DYM prior to the date of this Agreement. Other than the holders of Series A Preferred and Series B Preferred, DYM has not heretofore granted any other purchaser of its securities the right to require DYM to register any securities under the Securities Act or to qualify for any exemption thereunder.

        3.32.    Accuracy of Documents and Information.    The copies of all instruments, agreements, other documents and written information set forth as, or referenced in, Schedules or Exhibits to this Agreement or the Disclosure Schedule or specifically required to be furnished pursuant to this Agreement to HPL by DYM are and, as of the Closing, will be complete and correct in all material respects. No representations or warranties made by DYM in this Agreement, nor any document, written information, statement, financial statement, certificate, Schedule or Exhibit, including without limitation the Disclosure Schedule furnished directly to HPL pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF HPL AND MERGER SUB

        HPL and Merger Sub, jointly and severally, represent and warrant to DYM that the statements contained in this Article IV are true and correct, except as may be set forth in a disclosure schedule provided by HPL and Merger Sub herewith (the "HPL Disclosure Schedule"). The HPL Disclosure Schedule, if any, shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV. For purposes of this Article IV, the phrase "to HPL's knowledge" or any phrase of similar import shall be deemed to refer to the actual knowledge of the officers of HPL and HPL after making reasonable inquiry. The HPL Disclosure Schedule may be amended or updated by HPL at least three (3) business days prior to the Closing.

        4.1    Organization, Etc. Each of HPL, the HPL Material Subsidiary (defined below) and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. HPL and the HPL Material Subsidiary are each duly qualified as a foreign Person to do business, and are each in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually and in the aggregate, have an HPL Material Adverse Effect. For the purposes of this Agreement, "HPL Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of HPL and the HPL Material Subsidiary taken as a whole.

          (a)  None of HPL, the HPL Material Subsidiary nor Merger Sub is in violation of any provision of its Certificate of Incorporation, bylaws or other charter documents.

          (b)  For purposes of this Agreement, "HPL Material Subsidiary" shall mean Heuristic Physics Laboratories, Inc., a California corporation.

        4.2    Authority Relative to this Agreement.    Each of HPL and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of each of HPL and Merger Sub and no other corporate proceedings on the part of either HPL or Merger Sub are necessary to authorize this Agreement or the Escrow Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement and the Escrow Agreement have been duly and validly executed and delivered by HPL (and in the case of the Merger Agreement, Merger Sub) and, assuming due authorization, execution and delivery by DYM, constitute valid and binding agreements of each of HPL and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        4.3    No Violations, Etc.    No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either HPL or Merger Sub for the consummation by HPL or Merger Sub of the Merger or the other transactions contemplated hereby except for the filing of the Agreement of Merger as required by Delaware Law. Neither the execution and delivery of this Agreement, the Escrow Agreement nor the consummation of the Merger or the other transactions contemplated hereby or thereby, nor compliance by HPL and Merger Sub with all of the provisions hereof and thereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, bylaws or other charter documents of HPL or any HPL Material Subsidiaries, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to HPL, any HPL Material Subsidiary or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HPL or any HPL Material Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

        4.4    Capitalization.

          (a)  The authorized capital stock of HPL consists of 75,000,000 shares of Common Stock, of which there were 29,399,716 shares issued and outstanding as of March 31, 2002 and 10,000,000 shares of Preferred Stock, no shares of which were issued or outstanding as of the date of this Agreement. The authorized capital stock of Merger Sub consists of 10,000 shares of Common Stock, $0.001 par value, 1,000 of which are issued and outstanding and are held by HPL. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. The HPL Stock to be issued in the Merger and upon exercise of the HPL Exchange Options in accordance with their terms will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights created by statute, the Certificate of Incorporation or bylaws of HPL or any agreement to which HPL is a party or by which it is bound.

          (b)  Except as set forth on the HPL Disclosure Schedule or in the SEC Documents, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating HPL to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of HPL, or obligating HPL to grant, issue, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment.

        4.5    Compliance with Laws.    Neither HPL nor any HPL Material Subsidiary has violated or failed to comply with any statute, law, ordinance, rule or regulation (including, without limitation, relating to the export or import of goods or technology) of any foreign, Federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have an HPL Material Adverse Effect. HPL and Merger Sub have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which would not, individually or in the aggregate, have an HPL Material Adverse Effect.

        4.6    SEC Documents. HPL has filed in a timely manner all documents that it was required to file with the Securities and Exchange Commission ("SEC") under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and all rules and regulations thereunder, since July 30, 2001, the date on which HPL became subject to such reporting requirements. As of their respective filing dates, all documents filed by HPL with the SEC (the "SEC Documents")

complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and all rules and regulations thereunder. None of the SEC Documents contained, as of their respective dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of HPL included in the SEC Documents (the "HPL Financial Statements") comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The HPL Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present the consolidated financial position of HPL and its Subsidiaries at the dates thereof and the results of operations and cash flows of HPL and its Subsidiaries for the periods then ended (subject, in the case of unaudited statements, to normal adjustments).

        4.7    Absence of Undisclosed Liabilities.    Except as set forth in the HPL Disclosure Schedule, neither HPL nor any of its Subsidiaries has any material liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities disclosed in the HPL Financial Statements and the related notes to the financial statements, (ii) normal or recurring liabilities incurred since December 31, 2001 (the "HPL Balance Sheet Date") in the ordinary course of business consistent with past practice, and (iii) liabilities arising under this Agreement.

        4.8    Absence of Changes or Events.    Except as contemplated by this Agreement, since the HPL Balance Sheet Date no HPL Material Adverse Effect has occurred.

        4.9    Litigation.    Except as disclosed in the SEC Documents, there is no private or governmental action pending or, to the knowledge of HPL, threatened against HPL, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, governmental or regulatory authority or body, or arbitration tribunal, except for those actions which, individually and in the aggregate, would not have a HPL Material Adverse Effect. There is no action pending or, to the knowledge of HPL, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

        4.10    Taxes.    HPL has filed all material returns, estimates, information statements and reports relating to Taxes required to be filed prior to the Closing ("Returns"), and such Returns are true and correct and completed in accordance with applicable law. HPL has (A) timely paid all Taxes due and payable by them as shown on the Returns, (B) timely paid all Taxes for which a notice of assessment or collection has been received (other than amounts properly accrued on the HPL financial statements or being contested in good faith by appropriate proceedings), (C) accrued on the HPL financial statements all Taxes attributable to periods covered by such statements that are not yet due and payable, and (D) properly reserved, in accordance with GAAP, for all Taxes not yet due but which are expected to become due and payable in the future. HPL has not taken or agreed to take any action that is reasonably likely to prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

        4.11    Disclosure.    No representation or warranty contained in this Agreement, nor any document, written information, statement, financial statement, certificate, Schedule or Exhibit, including, without limitation, the HPL Disclosure Schedule, furnished directly to DYM pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE V.
COVENANTS OF DYM

        DYM covenants as follows:

        5.1.    Access to Properties and Records.    Throughout the period between the date of this Agreement and the Closing Date, DYM shall give to HPL and HPL's authorized representatives full access, during reasonable business hours and upon reasonable advance written notice specifying the requested information, in such a manner as not unduly to disrupt the normal business activities of DYM, to any and all of the properties, documents, books, records, commitments and affairs of DYM. DYM shall furnish to HPL any information pertaining to DYM as HPL may from time to time reasonably request. DYM shall also provide or cause to be made available to HPL at DYM's expense such copies or extracts of documents and records related to DYM as HPL reasonably may reasonably request.

        5.2.    Conduct of the Business Prior to Closing Date.    Except as otherwise consented to or approved by HPL in writing or as required or contemplated by this Agreement, between the date of this Agreement and the Effective Time:

          (a)  The business of DYM shall be operated only in the ordinary course consistent with past practices (including, without limitation, its normal accounts receivable and payable practices) and in compliance with all applicable laws and regulations. DYM shall use commercially reasonable efforts to preserve and maintain DYM's goodwill, including relationships with employees, suppliers and customers; provided that such efforts shall not require DYM to breach any of its other covenants hereunder. DYM shall maintain quantities of inventories in a manner consistent with prior practice. In addition, DYM shall maintain records and books of account consistent with past practices and to continue to carry all of the insurance for its business described in the Disclosure Schedule.

          (b)  Without the prior written consent of HPL or Merger Sub, which consent shall not be unreasonably withheld or delayed, DYM shall not take any of the following actions:

              (i)  incurring or becoming subject to, or agreeing to incur or become subject to, any material obligation or liability (absolute or contingent, accrued or unaccrued) related to DYM, except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with past practices and provided specifically that DYM shall not enter into any loan or extension of loan with respect to any real or personal property or otherwise for the business of DYM;

            (ii)  mortgaging, pledging, granting or assuming any Lien, charge or any other encumbrance, or the agreeing so to do, in respect to any of DYM's assets except in each case in the ordinary course of business consistent with past practices or where such matter arises by operation of law;

            (iii)  waiving or compromising any material rights of, or any material debt owed to, DYM;

            (iv)  entering into any transactions other than in the ordinary course of business consistent with past practices;

            (v)  increasing the rate of compensation payable or to become payable to any of the officers, employees or agents of DYM, whether in the form of salary, bonus, severance or termination, options, warrants, benefits or other form of compensation in any form;

            (vi)  terminating or amending any Material Contract except as expressly required by such Contract's own terms;

          (vii)  through negotiation or otherwise, making any commitment or incurring any liability or obligation to any labor organization;

          (viii)  change the application of accounting principals with respect to the business of DYM or any of DYM's assets or liabilities, (including without limitation, any change in depreciation or amortization policies or rates and/or writing down the value of inventory or writing off notes or accounts receivables);

            (ix)  making any capital expenditures or entering into commitments for capital expenditures exceeding the aggregate amount of $25,000;

            (x)  commencing or settling any litigation except those related to insured claims or arising in the ordinary course of business consistent with past practices;

            (xi)  declaring or paying any dividend or making any distribution on its capital stock or redeeming, purchasing or otherwise acquiring any of its capital stock;

          (xii)  discharging or satisfying any Lien or encumbrance or paying any obligation or liability (absolute or contingent) other than as called for by the Agreement or current liabilities in the ordinary course of business;

          (xiii)  authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any change in capitalization, or any partnership, association, joint venture, joint development, technology transfer, or other material business alliance;

          (xiv)  fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to HPL;

          (xv)  split, combine or reclassify any shares of its capital stock;

          (xvi)  issue any capital stock or options, warrants or rights to purchase or acquire capital stock or change the terms of any such outstanding securities, except that DYM may issue capital stock upon the exercise of options, warrants or rights outstanding as of the date of this Agreement;

        (xvii)  in respect of any Taxes, make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law;

        (xviii)  permitting DYM to dispose of any interest in any assets except for disposals of current assets made in the ordinary course of business and on arms length terms;

          (xix)  permitting DYM to pay any consulting fees, management charges or other similar payments to any of its stockholders, except in the ordinary course of business and consistent with DYM's past practices, or to enter into any material transaction with or for the benefit any of its stockholders; or

          (xx)  take or agree to take any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

        5.3.    Advise of Developments.    DYM shall have a continuing obligation after the date of this Agreement through the Effective Time to advise HPL and Merger Sub of all material matters concerning the business of DYM, including any contemplated Contract, arrangement or undertaking by DYM which is not in the ordinary course of business or otherwise prejudicial to the interests of DYM or HPL in any material respect.

        5.4.    No Solicitation.

          (a)  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article X, DYM will not, nor will it authorize or permit any of its officers, directors, affiliates, agents or employees or any investment banker, attorney or other advisor or representative retained by any of them (each, a "Representative") to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (defined below). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4(a) by any Representative of DYM shall be deemed to be a breach of this Section 5.4(a) by DYM.

          (b)  In addition to the obligations of DYM set forth in Section 5.4(a) above, DYM as promptly as practicable, and in any event within 24 hours, shall advise HPL orally and in writing of any Acquisition Proposal or any request for non-public information or inquiry which DYM reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. DYM will keep HPL informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

          (c)  For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal made by a Third Party (as defined below) relating to any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions involving: (i) any purchase from DYM or acquisition by any Person (or any group of Persons acting in concert for the specific purpose of allowing DYM to evade the provisions of this Section 5.4) other than DYM, HPL or Merger Sub or any affiliate thereof, (a "Third Party") of 15% or more of the total outstanding voting securities of DYM or any tender offer or exchange offer that if consummated would result in any Third Person (or its stockholder) beneficially owning 15% or more of the total outstanding voting securities of DYM; (ii) any merger, consolidation, business combination or similar transaction involving DYM; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of a material portion of the assets of DYM; (iv) any liquidation or dissolution of DYM; or (v) the acquisition by a Third Party (or potential acquisition upon the completion of a transaction or series of related transactions) of control of the board of directors of DYM or the election or appointment of nominees of a Third Party (or the ability of a Third Party to elect or appoint its nominees) to a majority of the seats on the board of directors of DYM.

        5.5.    Stockholder Approval; Releases.

          (a)  The board of directors of DYM shall unanimously recommend to the DYM Stockholders who have not executed the Irrevocable Consent and who are "accredited investors" within the meaning of Regulation D promulgated under the Securities Act (the "Accredited Investors"), that they adopt and approve this Agreement and approve the Merger by written consent. DYM shall use commercially reasonable efforts to solicit the written consent of the Accredited Investors, such solicitation to include a recital to the effect that the board of directors of DYM has unanimously recommended that the DYM Stockholders adopt and approve this Agreement and approve the Merger by written consent. Neither the board of directors of DYM nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to HPL, such unanimous recommendation of the board of directors of DYM. For purposes of this Agreement, said recommendation of the board of directors shall be deemed to have been modified in a manner adverse to HPL if said recommendation shall no longer be unanimous; provided, that, for all purposes of this Agreement, an action by any board of directors or committee thereof shall be unanimous if each member of such board of directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest, and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

          (b)  DYM shall use commercially reasonable efforts to solicit from the Accredited Investors an unconditional release, in a form reasonably satisfactory to HPL, of all claims arising under or relating to their status as DYM Stockholders.

        5.6.    Tax Matters.    DYM will use commercially reasonable efforts to take such actions as may be necessary to cause the Merger to be treated as a reorganization pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

        5.7.    Publicity. DYM agrees that it shall not make any public announcement with respect to this Agreement or any other matter relating to the Merger prior to the Closing without the prior written consent of HPL, provided, however, that DYM may make such disclosures or statements as it reasonably believes may be required by law, regulation or rule of any governmental authority or any stock exchange after providing HPL with advance notice of such disclosure, to the extent reasonably practicable.

        5.8.    Confidential Information. DYM and its Representatives shall not use or disclose any Confidential Information (defined below) of HPL or its Affiliates, or any summary thereof or work product derived there from, to any third party (other than their respective representatives for the purpose of the Transaction) (i) without HPL's express written consent or (ii) pursuant to court order or other legal requirement or obligation to disclose. All such Confidential Information, and any summary or work product derived thereof, shall be used exclusively in connection with the Merger, and DYM agrees that in the event of the termination this Agreement to return all such Confidential Information delivered to it or its Representatives and any summary or work product derived thereof or to destroy same and certify to its destruction under penalty of perjury. "Confidential Information" means any information, data, idea, process, know-how or other Intellectual Property that derives actual or potential economic value from not being generally known. The term "Confidential Information" does not include information or data that (i) is or becomes generally available to the public other than through a breach hereof, (ii) was within the receiving party's possession prior to its being furnished by HPL or its Affiliates, (iii) becomes available on a non-confidential basis from a source other than HPL or its Affiliates, or (iv) was independently created by DYM without reference to the Confidential Information. If DYM or its Representatives are legally compelled to disclose any Confidential Information, DYM shall give notice of such disclosure obligation to HPL as far in advance of disclosure as reasonably practicable and shall disclose only that portion of Confidential Information as must be disclosed.

        5.9.    Statement of DYM Costs. Immediately prior to the Effective Time, DYM shall deliver to HPL a true and correct statement of the DYM Costs.

        5.10.    Amendment to DYM Certificate of Incorporation.    Prior to Closing, DYM shall have filed with the Delaware Secretary of State an amendment to the DYM Certificate of Incorporation in the form set forth on Exhibit 5.10 hereto.

        5.11.    Preparation of Information Statement.    As soon as practicable after the date of this Agreement, DYM and HPL shall prepare an information statement for delivery to the DYM Stockholders who have not executed a written consent approving the Merger (the "Information Statement"), and shall use commercially reasonable efforts to cause the Information Statement to be mailed to such DYM Stockholders within ten days from the Effective Time. DYM covenants that those portions of the Information Statement pertaining to DYM shall not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements or facts contained therein not misleading.

        5.12.    Optionee Lock-ups. Commencing upon the Effective Time, DYM agrees to use commercially reasonable efforts to cause each holder of an HPL Exchange Option to execute and deliver a lock-up agreement in the form attached as Exhibit 5.12 prohibiting the sale, hypothecation, pledging or other transfer of the shares underlying the HPL Exchange Options for a period of six months from the Effective Time.

ARTICLE VI.
COVENANTS OF HPL AND MERGER SUB

        Each of HPL and Merger Sub covenants as follows:

        6.1.    Rule 144. With a view to making available to the DYM Stockholders the benefits of Rule 144 ("Rule 144") promulgated under the Securities Act, HPL will, for a period of two years from the Effective Time (three years if any shares of HPL Stock are issued pursuant to Article XI hereof), use commercially reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144; (ii) file with the SEC in a timely manner all reports and other documents required of HPL under the Securities Act and Securities Exchange Act of 1934 (the "Exchange Act"); and (iii) at the request of any holder of DYM Stock, provide written confirmation that HPL is current in its reporting obligations under the Exchange Act.

        6.2.    S-8 Registration. HPL will use commercially reasonable efforts to file and have declared effective within six months from the Effective Time a registration statement on Form S-8 registering under the Securities Act the shares underlying the HPL Exchange Options, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any HPL Exchange Options remain outstanding and unexercised.

        6.3.    Piggyback Registration Rights.

          (a)  Subject to the terms of this Agreement and for a period of one year from the Effective Time, if HPL registers under the Securities Act any shares of its Common Stock (either for its own account or the account of an existing security holder or holders) on a form other than Forms S-4 or S-8, or any like or substitute form (a "Registration"), then HPL will: (i) promptly give the Stockholder Representative written notice thereof and (ii) include in such Registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all shares of HPL Stock issued as Stock Consideration as specified in a written request delivered to HPL by the Stockholder Representative within 20 days after delivery of such written notice from HPL.

          (b)    Notice of Underwriting in Piggyback Registration.    If the Registration for which HPL gives notice is a registered public offering involving an underwriting, HPL shall so advise the Stockholder Representative as a part of the written notice given pursuant to Section 6.3(a). In such event, the right of any DYM Stockholder to participate in such Registration shall be conditioned upon such underwriting. All DYM Stockholders proposing to distribute eligible securities through such underwriting shall (together with HPL and the other holders distributing their securities through such underwriting) enter into an underwriting agreement with the underwriters' representative for such offering (the "Underwriters' Representative"). The DYM Stockholders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 6.3 (including, without limitation, such provisions for indemnification of the underwriters as the Underwriters' Representative shall require).

          (c)    Marketing Limitation; Delay or Withdrawal by HPL.    If the Underwriters' Representative advises the Stockholder Representative in writing that market factors (including, without limitation, the aggregate number of shares of HPL Stock requested to be registered under the Securities Act, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, the Underwriters' Representative may limit the number of shares of Stock Consideration to be included in such Registration and underwriting. Additionally, HPL may postpone, amend, modify or withdraw any Registration at any time in its sole and absolute discretion, provided, however, that HPL shall promptly provide the Stockholder Representative with written notice of any such action.

          (d)    Withdrawal in Piggyback Registration.    If any DYM Stockholder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to HPL and the Underwriters' Representative delivered at least seven days prior to the effective date of the Registration. Any shares of HPL Stock excluded or withdrawn from such underwriting shall be withdrawn from such Registration.

        6.4.    Tax Matters.    HPL will use commercially reasonable efforts to take such actions as may be necessary to cause the Merger to be treated as a reorganization pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

        6.5.    Publicity. HPL agrees that it shall not make any public announcement with respect to this Agreement or any other matter relating to the Merger prior to the Closing without the prior written consent of DYM, provided, however, that HPL may make such disclosures or statements as it reasonably believes may be required by law, regulation or rule of any governmental authority or any stock exchange after providing DYM with advance notice of such disclosure, to the extent reasonably practicable.

        6.6.    Confidential Information. HPL and its Representatives shall not use or disclose any Confidential Information of DYM or its Affiliates, or any summary thereof or work product derived there from, to any third party (other than their respective representatives for the purpose of the Transaction) (i) without DYM's express written consent or (ii) pursuant to court order or other legal requirement or obligation to disclose. All such Confidential Information, and any summary or work product derived thereof, shall be used exclusively in connection with the Merger, and HPL agrees that in the event of the termination this Agreement to return all such Confidential Information delivered to it or its Representatives and any summary or work product derived thereof or to destroy same and certify to its destruction under penalty of perjury. If HPL or its Representatives are legally compelled to disclose any Confidential Information, HPL shall give notice of such disclosure obligation to DYM as far in advance of disclosure as reasonably practicable and shall disclose only that portion of Confidential Information as must be disclosed.

        6.7.    Reservation of Shares.    HPL agrees that it will reserve for issuance that number of shares of HPL Stock equal to the Stock Consideration that may be issued in the Merger as well as that number of shares of HPL Stock issuable upon exercise of the HPL Exchange Options.

        6.8.    Payment of Severance. HPL agrees that, upon Li and King tendering their resignation, effective as of the Effective Time, as officers and directors of the Company for "Good Timing" (as that term is defined in those certain Severance Agreements, each dated as of November 9, 1999, by and between DYM and Li on the one hand and DYM and King on the other hand (the "DYM Severance Agreements")), Li and King will be entitled to the benefits provided thereunder and HPL agrees to cause DYM to honor such obligations, subject to the terms and conditions of the DYM Severance Agreements.

        6.9.    Preparation of Information Statement.    As soon as practicable after the date of this Agreement, DYM and HPL shall prepare the Information Statement. HPL covenants that those portions of the Information Statement pertaining to HPL shall not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE VII.
CONDITIONS TO THE OBLIGATIONS OF HPL AND MERGER SUB

        Except as otherwise specifically set forth herein or as contemplated by this Agreement, all obligations of HPL and Merger Sub under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

        7.1.    Representations and Warranties True at Closing.    The representations and warranties of DYM contained in this Agreement shall be deemed to have been made again as of the Closing Date and shall then be true in all material respects.

        7.2.    Stockholder Approval and Release.    The Consenting Stockholders shall have executed and delivered the Irrevocable Consent and an unconditional release, in a form reasonably satisfactory to HPL, of all claims arising under or relating to their status as DYM Stockholders.

        7.3.    Dissenting Shares. At Closing, the aggregate value of the Merger Consideration otherwise payable in exchange for those shares of DYM Stock that are, or may become, Dissenting Shares shall represent no more than 10% of the total Merger Consideration, as calculated pursuant to Article II hereof, provided, however, that if the foregoing is not satisfied, DYM shall merge with and into Merger Sub pursuant to Section 1.1 hereof and this condition shall thereafter be deemed satisfied.

        7.4.    Covenants Performed by DYM.    The covenants and obligations of DYM to be performed on or before the Closing Date shall have been duly performed and complied with in all material respects.

        7.5.    Reserved.

        7.6.    No Action to Prevent Completion.    There shall not have been instituted and be continuing or threatened any claim, action or proceeding which could have a Material Adverse Effect on DYM, nor shall there have been instituted and be continuing or threatened any such claim, action or proceeding to restrain, prohibit or invalidate, or to obtain damages in respect of, the transactions contemplated by this Agreement or which might have a Material Adverse Effect on the right of HPL or Merger Sub after the Closing Date to own the assets or to operate the business of DYM.

        7.7.    Authority Relating to this Agreement. All corporate and other proceedings required to be taken by or on behalf of DYM to authorize DYM to execute, deliver and carry out this Agreement shall have been duly and properly taken.

        7.8.    DYM Certificate.    HPL and Merger Sub shall have received a certificate of DYM, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Sections 7.1, 7.2, 7.4, 7.6 and 7.7 and certifying that, since the date hereof, there have been no events or changes of circumstances that have had, or would be reasonably likely to have, a Material Adverse Effect on DYM (the "DYM Certificate").

        7.9.    Opinion of Counsel. HPL and Merger Sub shall have been furnished with an opinion of Hale and Dorr LLP, counsel to DYM, dated the Closing Date, in substantially the form of Exhibit 7.9.

        7.10.    Escrow Agreement. Each of DYM, the Stockholder Representative, and the Escrow Agent shall have executed and delivered the Escrow Agreement.

        7.11.    Non-Competition Agreement. King and Li shall have executed and delivered to HPL and Merger Sub a Non-Competition Agreement substantially in the form attached hereto as Exhibit 7.11.

        7.12.    Resignation of Officers and Directors of DYM. Each officer and director of DYM shall deliver a letter of resignation from their position(s) as officers and directors of DYM, respectively, effective as of the Effective Time.

        7.13.    Reserved.

        7.14.    Regulatory Approvals.

          (a)  All necessary approvals under Federal and state securities laws and other authorizations relating to the issuance of the HPL Stock to be issued to the DYM Stockholders in connection with the Merger shall have been received.

          (b)  No preliminary or permanent injunction or other order by any Federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Certificate of Merger with the Secretary of State, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental body which are necessary for the consummation of the Merger, other than those the failure to obtain which would not materially adversely affect the consummation of the Merger or in the aggregate have a Material Adverse Effect on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

          (c)  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Federal or state governmental body which, in connection with the grant of a Requisite Regulatory Approval, imposes any material condition or material restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon HPL or its subsidiaries or DYM), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation of the Merger.

        7.15.    FIRPTA Certificate.    HPL shall have received from DYM a copy of a statement, dated not earlier than 30 days before the Closing, issued by DYM that complies with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and certifies that interests in DYM are not U.S. real property interests.

        7.16.    Failure of Conditions.    Subject to Section 1.1, in the event any one or more of the conditions set forth in this Article VII is not satisfied in all respects (i) within the dates required, and in any event, within 48 hours before the Closing Date, and (ii) as of the Closing Date, then either HPL or Merger Sub, in its sole and absolute discretion, may elect: (i) to waive any such condition precedent or (ii) to terminate this Agreement pursuant to Section 10.2.

ARTICLE VIII.
CONDITIONS TO THE OBLIGATIONS OF DYM

        Except as otherwise specifically set forth herein, all obligations of DYM under this Agreement are subject to the fulfillment and satisfaction, prior to or at the Closing, of each of the following conditions:

        8.1.    Representations and Warranties True at the Closing.    The representations and warranties of HPL and Merger Sub contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects.

        8.2.    Covenants Performed by HPL and Merger Sub.    Each of the covenants and obligations of HPL and Merger Sub to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects.

        8.3.    Authority Relating to this Agreement.    All corporate and other proceedings required to be taken by or on behalf of HPL and Merger Sub to authorize HPL and Merger Sub to execute, deliver and carry out this Agreement, shall have been duly and properly taken.

        8.4.    No Action to Prevent Completion.    There shall not have been instituted and be continuing or threatened any claim, action or proceeding to restrain, prohibit or invalidate, or to obtain damages in respect of, the transactions contemplated by this Agreement or which would have a Material Adverse Effect on HPL.

        8.5.    Certificate of HPL. DYM shall have received a certificate of an officer of HPL and Merger Sub, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Sections 8.1, 8.2, 8.3 and 8.4 and certifying that, since the date hereof, there have been no events or changes of circumstances that have had, or would be reasonably likely to have, a Material Adverse Effect on HPL. ("HPL's Certificate")

        8.6.    Opinion of Counsel. DYM shall have been furnished with an opinion of Heller Ehrman White & McAuliffe LLP, counsel to HPL, dated the Closing Date, in substantially the form of Exhibit 8.6.

        8.7.    Regulatory Approvals.

          (a)  All necessary approvals under Federal and state securities laws and other authorizations relating to the issuance of the HPL Stock to be issued to the DYM Stockholders in connection with the Merger shall have been received.

          (b)  No preliminary or permanent injunction or other order by any Federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Certificate of Merger with the Secretary of State, all Requisite Regulatory Approvals shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

          (c)  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Federal or state governmental body which, in connection with the grant of a Requisite Regulatory Approval, imposes any material condition or material restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon HPL or its subsidiaries or DYM), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation of the Merger.

        8.8.    Escrow Agreement.    Each of HPL and the Escrow Agent shall have executed and delivered the Escrow Agreement.

        8.9.    Failure of Conditions.    In the event any one or more of the conditions set forth in this Article VIII is not satisfied in all material respects (i) within the dates required, and in any event, within 48 hours before the Closing Date, and (ii) as of the Closing Date, then DYM, in its sole and absolute discretion, may elect: (i) to waive any such condition precedent or (ii) to terminate this Agreement pursuant to Section 10.3

ARTICLE IX.
INDEMNIFICATION

        9.1.    Indemnification. Subject to the limitations set forth in this Article IX, the DYM Stockholders, severally, but not jointly, shall from and after the Effective Time indemnify, defend, and hold harmless each of HPL and the Surviving Corporation, and their respective directors, officers and affiliates and successors and permitted assigns (each an "Indemnitee" and, collectively, the "Indemnitees") from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, fines, costs and expenses (including without limitation the amount of any compromise or settlement and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto, but net of insurance proceeds paid to the party incurring such loss) (collectively, "Damages") that any Indemnitee may sustain, suffer or incur and which result from, arise out of, are caused by a breach of any representation, warranty, covenant or agreement made by or to be performed by DYM in this Agreement or schedule hereto or in any agreement or instrument executed and delivered by DYM or any DYM Stockholder pursuant hereto; provided, however, (A) that the DYM Stockholders shall not be required to indemnify any Indemnitee against any Damages resulting from, arising out of or caused by that Indemnitee's gross negligence, willful misconduct or fraud (if brought before an arbitration panel pursuant to the Escrow Agreement, such determination to be made in accordance with the dispute resolution provisions contained in the Escrow Agreement) provided, however, that Indemnitees' sale, license, development or other use of the DYM Intellectual Property or Licensed Intellectual Property, in a manner consistent with DYM's past practices, shall not in any event constitute gross negligence or willful misconduct for purposes of this Article IX and, (B) that if an Indemnitee is not allowed to claim any item of income or expense, gains or losses which has been declared in any Tax reporting period but which would be allowed in the immediately following period, such that such Indemnitee recovers in such following period the benefit which had been lost in the preceding reporting period, such initial loss shall not be considered Damages for purpose hereof, except to the extent such Indemnitee has incurred out-of-pocket expenses, interest and carry costs incurred as a result of any event described in this sentence.

        9.2.    Claims.

          (a)  Any claim under Section 9.1 shall be made by written notice from HPL or the Indemnitee (as applicable) to the Stockholder Representative specifying in reasonable detail the amount and basis of the claim. When an Indemnitee seeking indemnification under Section 9.1 receives notice of any claim by a third party, including without limitation any Government Entity ("Third Party Claim"), which is to be the basis for a claim for indemnification hereunder, the Indemnitee shall give written notice to the Stockholder Representative reasonably indicating (to the extent known) the nature of such claims and the basis thereof and shall include with such notice the claim and any and all documentation provided by the claimant. The notice shall be given as soon as practicable, but in any event no later than ten days of the service upon Indemnitee of any Third Party Claim that is contained in a complaint filed with any Government Entity. Any failure by an Indemnitee to provide such notice shall not affect DYM Stockholders' obligations hereunder, except to the extent of any Damages caused by such delay.

          (b)  Upon notice from the Indemnitee, DYM Stockholders may, but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, by representatives of its own choosing reasonably acceptable to the Indemnitee, and the DYM Stockholders, if it is a claim for which indemnification is agreed or determined to be applicable and the DYM Stockholders assume the defense, shall pay all costs and expenses thereof and shall be fully responsible for the outcome thereof; provided, however, that the Stockholder Representative shall consult regularly with the Indemnitee regarding the defense of such Third Party Claim and may not settle or compromise any Third Party Claim without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld or delayed) and that the Indemnitee shall be entitled to participate in the defense of such Third Party Claim at its own expense. The Stockholder Representative shall give written notice to the Indemnitee as to DYM Stockholders' intention to assume the defense of any such Third Party Claim within ten business days after the date of receipt of the Indemnitee's written notice in respect of such Third Party Claim and shall acknowledge in writing whether it accepts liability to the Indemnitee for any Damages of the Indemnitee as a result of such Third Party Claim; provided, that the Indemnifying Party shall have the right to dispute any Third Party Claim and to dispute any liability to the Indemnitee(s) based on material facts reasonably ascertainable only after the date it elects to assume the defense hereunder. If the Stockholder Representative does not, within ten business days after the Indemnitee's notice is given, give written notice to the Indemnitee of the Stockholder Representative's assumption of the defense of the Third Party Claim, DYM Stockholders shall be deemed to have waived their rights to control the defense thereof.

          (c)  DYM Stockholders shall have no liability with respect to any compromise or settlement of a Third Party Claim effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, if the party that has made or filed the Third Party Claim seeks remedies other than monetary damages that could materially adversely affect the business or results of operations of HPL or the Surviving Corporation, then the Indemnitee, HPL and/or the Surviving Corporation shall assume the defense of any such Third Party Claim, including its compromise or settlement, by representatives of its own choosing reasonably acceptable to the Stockholder Representative; in which event, if such Damages are determined to exist, the holders of Outstanding Company Shares shall pay all reasonable costs and expenses of such defense and investigation and the DYM Stockholders shall be responsible for all other Damages related to the outcome thereof; provided, however, that the Indemnitee shall consult regularly with the Stockholder Representative regarding the defense of such Third Party Claim and may not settle or compromise any such Third Party Claim without the Stockholder Representative's prior written consent (which consent shall not be unreasonably withheld or delayed) and that the DYM Stockholders shall be entitled to participate in the defense of any such Third Party Claim at their own expense.

        9.3.    Limitations on Indemnification.

          (a)  The Indemnitees shall not be entitled to assert a claim for indemnification under this Article IX until such time as the claims subject to indemnification exceed, in the aggregate, $100,000 in Damages, at which time all such claims may be asserted in full from the first dollar thereof.

          (b)  Except as set forth in Section 9.3(c), the Escrow Shares shall be the sole and exclusive source of recovery of Damages pursuant to this Article IX.

          (c)  Following the distribution of all Escrow Shares in accordance with the terms of the Escrow Agreement, the holders of the DYM Common Stock, Series 1 Preferred and Series 2 Preferred (the "Indemnifying Stockholders"), shall, severally but not jointly, further indemnify the Indemnitees for Damages arising out of, or relating to: (i) any breach of the DYM representations or warranties relating to Taxes or Intellectual Property, (ii) any conviction of, plea of guilty or plea of nolo contendere to, any crime under Federal or state law, whether a misdemeanor or felony, by such Indemnifying Stockholder ("Criminal Conduct"), or (iii) fraud. The Indemnitees shall not be entitled to assert a claim for indemnification under this Section 9.3(c) from the Indemnifying Stockholders until such time as the claims subject to indemnification under this Section 9.3(c) exceed, in the aggregate, $200,000 in Damages, at which time all such claims may be asserted in full from the first dollar thereof. With respect to the recovery of Damages (other than those relating to fraud) pursuant to this Section 9.3(c), any such recovery, when aggregated with the value of the Escrow Shares distributed to HPL, shall not exceed $8,000,000 in the aggregate. The Indemnifying Stockholders may elect to satisfy the indemnification obligations arising under this Section 9.3(c) in cash or in shares of HPL Stock, such shares to be valued at the HPL Closing Price for any Claims satisfied during the first year following the Effective Time and thereafter to be valued at the HPL Stock closing price, as reported on the Nasdaq National Market System, one trading day before delivery of such shares to HPL.

          (d)  There shall be no time limit pursuant to which HPL can assert a claim for Damages arising from Criminal Conduct or fraud unless the time for making such claim has expired according to applicable law.

        9.4.    Escrow Set-off. Subject to the limitations set forth in Section 9.3(a), HPL shall first submit any claim for indemnity under Section 9.1 to the Escrow Agent for set-off against the Escrow Shares as provided for in the Escrow Agreement. In any set-off against the Escrow Shares pursuant to Section 9.1, HPL may deduct that number of shares from the Escrow Shares equal to the dollar value of the Damages, divided by the HPL Closing Price.

        9.5.    Exclusive Remedy. Except as otherwise provided in Sections 10.5 and 12.11, and as set forth in any exhibit, agreement or document contemplated by this Agreement, indemnification pursuant to this Article IX shall be the sole and exclusive remedy of HPL for any breach of the obligations of DYM under this Agreement.

        9.6.    Right to Indemnification Not Affected by Knowledge.    The right to indemnification based on a party's representations, warranties, covenants and obligations under this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation by the other party.

        9.7.    Appointment of Stockholder Representative. The approval of this Agreement by the DYM Stockholders shall constitute the following actions binding upon the DYM Stockholders:

          (a)  the irrevocable authorization, direction and appointment of the Stockholder Representative as the sole and exclusive agent, attorney-in-fact and representative of each DYM Stockholder and such Person's heirs, representatives and successors;

          (b)  the approval and authorization for all of the arrangements relating thereto, including: (i) the execution, delivery and performance of the Escrow Agreement by the Stockholder Representative, (ii) the receipt and distribution of the Escrow Shares to the DYM Stockholders pursuant to the terms of the Escrow Agreement; (iii) the Stockholder Representative's performance of his obligations under this Agreement and the Escrow Agreement, including, without limitation, taking any and all actions, incurring any costs and expenses for the account of the DYM Stockholders and making any and all determinations which may be required or permitted to be taken by the Stockholder Representative or the DYM Stockholders; and (iv) the exercise of such rights, power and authority as are incidental to the foregoing; and

          (c)  the irrevocable relinquishment of the right of each DYM Stockholder to (i) act independently and other than through the Stockholder Representative with respect to the foregoing any such rights being irrevocably and exclusively delegated to the Stockholder Representative. Without limiting the generality of the foregoing, any notice hereunder delivered to HPL or a HPL Indemnitee by a DYM Stockholder, other than through the Stockholder Representative, shall be of no effect, and each notice delivered by HPL or any other HPL Indemnitee to the Stockholder Representative shall be effective as against each DYM Stockholder.

          (d)  The original Stockholder Representative shall indicate in writing his acceptance of such appointment and his agreement to be bound by the terms of this Agreement as they relate to the Stockholder Representative and the duties and responsibilities thereof by executing this Agreement for such limited purpose in the space provided on the signature pages hereof.

          (e)  Any actions, exercises of rights, power or authority and any decisions or determinations made by the Stockholder Representative shall be absolutely and irrevocably binding on each DYM Stockholder as if each such Person personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Person's individual capacity.

        9.8.    Liability and Authority of Stockholder Representative; Successors and Assigns.

          (a)  The Stockholder Representative shall not incur any liability with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other document believed by him to be genuinely and duly authorized, nor for other action or inaction as the Stockholder Representative, excepting only his own willful misconduct or gross negligence. The Stockholder Representative may, in all questions arising hereunder or under the Escrow Agreement, rely on the advice of legal counsel and for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice, the Stockholder Representative shall not be liable to anyone.

          (b)  The Stockholder Representative shall have full power and authority to represent the Stockholders, and their successors and assigns, within the scope of his appointment pursuant to this Agreement, and all action taken by the Stockholder Representative hereunder shall be binding upon the DYM Stockholders, and their successors and assigns, as if expressly confirmed and ratified in writing by each of them. The appointment of the Stockholder Representative under this Agreement shall survive the death, incapacity or any assignment of rights or assets of any such holder. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority on behalf of the DYM Stockholders to: (i) interpret all of the terms and provisions of this Agreement and the Escrow Agreement; (ii) to the extent of the Escrow Shares compromise or settle any claims asserted under this Agreement, the Escrow Agreement, or otherwise in connection with the transactions contemplated by this Agreement; and (iii) authorize payments, delivery or issuance with respect thereto out of the Escrow Shares on behalf of the DYM Stockholders.

          (c)  Each DYM Stockholder shall be liable to the extent of his, her or its Proportionate Percentage of any expenses (including reasonable attorneys' fees) paid or incurred by the Stockholder Representative in connection with the performance of his obligations as Stockholder Representative (the "Representative Expenses"). To provide for payment of the Representative Expenses, $50,000 of the Cash Consideration otherwise payable at Closing shall be paid directly to the Stockholder Representative, to be held in a separate trust account for the sole purpose of satisfying the Representative Expenses for a period of two years from the Effective Time. At the end of such two-year period, the Stockholder Representative shall distribute the remaining funds (if any) then held in trust among the DYM Stockholders.

          (d)  For purposes solely of this Article IX, all representations and warranties of DYM in Article III (other than Sections 3.10 and 3.32) shall be construed as if the term "material" and any reference to "material adverse effect" (and variations thereof) were omitted from such representations and warranties.

          (e)  The Stockholder Representative may resign at any time by submitting a written resignation to HPL. In the event of the death, physical or mental incapacity or resignation of the Stockholder Representative, a successor Stockholder Representative shall be elected by a majority vote of the DYM Stockholders who have any then-existing indemnity obligations hereunder, with each such holder (or his successor or assign) to be given a vote equal to the number of shares of DYM Stock held by such holder immediately prior to the Effective Time pursuant to a procedure to be mutually agreed upon among such holders. Such holders having then-existing indemnity obligations hereunder shall cause to be delivered to HPL prompt written notice of such election of a successor Stockholder Representative. Pending the election of a successor Stockholder Representative, such holder holding the largest number of shares of DYM Stock (excluding the former Stockholder Representative) shall act as the interim Stockholder Representative. Each interim and successor Stockholder Representative shall have all the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term "Stockholder Representative" as used herein shall be deemed to include any interim or successor Stockholder Representative. Any successor Stockholder Representative shall indicate in writing his acceptance of such appointment and his agreement to be bound by the terms of this Agreement and the Escrow Agreement applicable to the Stockholder Representative.

ARTICLE X.
TERMINATION

        10.1.    Mutual Agreement.    This Agreement may be terminated and abandoned at any time prior to the Closing Date:

          (a)  by the written agreement of the parties hereto; or

          (b)  by either HPL or DYM if the Closing has not occurred by April 30, 2002; provided that neither party may terminate this Agreement pursuant to this Section 10.1(b) if it is in breach of any material representation, warranty or covenant hereunder.

        10.2.    Termination by HPL and Merger Sub.    This Agreement may be terminated by HPL and Merger Sub:

          (a)  if the Board of Directors of DYM shall have withheld, withdrawn or modified in a manner adverse to HPL its recommendation in favor of approval and adoption of this Agreement and approval of the Merger; or

          (b)  if there exists a breach or breaches of any representation or warranty of DYM contained in this Agreement such that the Closing conditions set forth in Article VII would not be satisfied.

        10.3.    Termination by DYM.    This Agreement may be terminated by DYM if there exists a breach or breaches of any representation or warranty of HPL or Merger Sub contained in this Agreement such that the Closing conditions set forth in Article VIII would not be satisfied.

        10.4.    Notice of Termination; Effect of Termination. Any termination of this Agreement under Sections 10.2 and 10.3 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. Nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Escrow Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        10.5.    Effect of Termination.    In the event of termination of this Agreement pursuant to this Article X:

          (a)  Except as set forth in this Section 10.5, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that in the event the Merger is consummated, the DYM Costs shall be deducted from the Cash Consideration as provided in Article II.

          (b)  If the Board of Directors of DYM shall have withheld, withdrawn or modified in a manner adverse to HPL its recommendation in favor of the adoption and approval of this Agreement and the approval of the Merger, DYM shall, within one business day following the termination of this Agreement pursuant to Section 10.2(a) hereof, pay HPL an amount equal to $1,500,000, plus HPL's documented legal, accounting and other fees and expenses incurred in connection with the Merger and this Agreement.

          (c)  DYM acknowledges that the agreements contained in this Section 10.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, HPL would not enter into this Agreement; accordingly, if DYM fails to pay in a timely manner the amounts due pursuant to this Section 10.5, and, in order to obtain such payment, HPL makes a claim that results in a judgment against DYM for the amounts set forth in this Section 10.5, DYM shall pay to HPL its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 10.5 at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 10.5 shall not be in lieu of damages incurred in the event of breach of this Agreement.

ARTICLE XI.
EARN-OUT

        11.1.    Earn-Out for Revenue Targets.    If, during the one-year period commencing on the first day of the month following the Effective Time (the "Earn-Out Period"), the Surviving Corporation meets certain sales targets as described below, HPL agrees to pay the DYM Stockholders (other than the holders of Dissenting Shares) up to $5,000,000 as set forth below (the "Earn Out Amount"), such amount being payable in unregistered fully-paid and non-assessable shares of HPL Stock valued at the average closing price of HPL Stock, as reported on the Nasdaq National Market, for the five trading days ending one trading day before the end of the Earn-Out Period (the "One-Year Price"). The Earn-Out Amount shall be calculated as follows:

          (a)  The Earn-Out Amount shall be $10,000 for each of the first ten Qualifying Contracts;

          (b)  The Earn-Out Amount shall be an additional $25,000 for each of the next ten Qualifying Contracts (i.e., 11 through 20);

          (c)  The Earn-Out Amount shall be an additional $40,000 for each of the next ten Qualifying Contracts (i.e., 21 through 30);

          (d)  The Earn-Out Amount shall be an additional $55,000 for each of the next ten Qualifying Contracts (i.e., 31 through 40);

          (e)  The Earn-Out Amount shall be an additional $70,000 for each of the next ten Qualifying Contracts (i.e., 41 through 50);

          (f)    The Earn-Out Amount shall be an additional $90,000 for each of the next ten Qualifying Contracts (i.e., 51 through 60);

          (g)  The Earn-Out Amount shall be an additional $100,000 for each of the next ten Qualifying Contracts (i.e., 61 through 70); and

          (h)  The Earn-Out Amount shall be an additional $110,000 for each of the next ten Qualifying Contracts (i.e., 71 through 80).

        11.2.    Qualifying Contracts.    For purposes of this Article XI, a "Qualifying Contract" shall mean a customary DYM software maintenance agreement with a term of at least one year, entered into during the Earn-Out Period between the Surviving Corporation and an existing customer of DYM (including those purchasers of DYM's products sold under the name "Quest" by KLA-Tencor) as of April 1, 2002, with such contract providing for no less than $45,000 in annual revenues payable to the Surviving Corporation.

        11.3.    Payment; Fractional Shares.

          (a)  Subject to Article XI, the Earn-Out Amount shall be due and payable 30 days after the end of the Earn-Out Period (the "Earn-Out Payment Date"). The Earn-Out Amount shall be delivered as soon as practicable thereafter, but in any event not more than 5 days after the Earn-Out Payment Date. On the Earn-Out Payment Date, HPL shall deliver to the Stockholder Representative a statement setting forth: (i) its computation of the amount of the Earn-Out Payment, if any, together with (ii) a statement stating that the computation of the Earn-Out Payment complies with the terms of this Agreement and (iii) all such additional schedules, exhibits or other documentation reasonably necessary to document the calculation of the Earn-Out Amount, if any (the "Earn-Out Payment Statement"). HPL will certify to the Stockholder Representative that the Earn-Out Payment Statement is true and correct in all material respects.

          (b)  Following the receipt of the Earn-Out Payment Statement, the Stockholder Representative and his agents, including accountants, may, upon five business days' prior notice to HPL and Surviving Corporation, examine during normal business hours all books, records and accounts relating to the calculation of the Earn-Out Payment and the Surviving Corporation's performance under this Agreement. Unless the Stockholder Representative, within thirty days after receipt of the Earn-Out Payment Statement, notifies HPL and the Surviving Corporation that he objects to the matters described on the Earn-Out Payment Statement and/or the computation of the Earn-Out Amount, specifying in writing the basis for such objection, the computation of the Earn-Out Amount shall be binding upon the parties hereto. HPL, the Surviving Corporation and the Stockholder Representative shall attempt in good faith to agree upon and resolve any disagreement with respect to the Earn-Out Payment Statement and/or the Earn-Out Amount, within thirty (30) days after any such notification of objection has been given or within a mutually agreed-to extended time period, at which time the controversy shall be referred to a mutually acceptable national accounting firm unaffiliated with any party hereto for a final determination thereof. Such determination shall be binding upon the parties hereto, absent manifest error. The fees and expenses of any accounting firm to which any controversy is referred pursuant to this Section 11.3 shall be paid by the Stockholder Representative, in his capacity as such, if the discrepancy between the Earn-Out Amount, as set forth in the Earn-Out Payment Statement, and the determination of the Earn-Out Amount by the accounting firm is less than $100,000 and by HPL if such discrepancy is greater than $100,000. The accountants to which any such controversy is referred shall render and notify the parties of a final decision within thirty days from the date the controversy is referred to such accountants for determination. Any shortfall in the Earn-Out Amount actually made by HPL or the Surviving Corporation to the Stockholder Representative and the adjusted calculation finally agreed or determined pursuant to this Section 11.3 shall be paid by HPL or the Surviving Corporation to the Stockholder Representative within five (5) business days following such agreement or determination. Notwithstanding anything to the contrary in this Section 11.3(b), HPL shall issue and deliver the number of shares of HPL Stock necessary to satisfy the Earn-Out Amount with respect to which HPL and the Stockholder Representative agree that revenue targets set forth in Section 11.1 have been satisfied. The Earn-Out Amount shall be paid to each of the DYM Stockholders based on such holder's proportionate percentage of the total Merger Consideration (the "Proportionate Percentage").

          (c)  Promptly upon resolution of any dispute with respect to the Earn-Out Amount as provided in this Section 11.3 or upon a determination that there is no such dispute, HPL shall issue and deliver the Earn-Out Amount to the DYM Stockholders.

          (d)  No fractional shares of HPL Stock will be issued in paying the Earn-Out Amount. In lieu of any fractional shares, HPL will pay an amount of cash (rounded down to the nearest whole cent) equal to the product of such fractional share multiplied by the One-Year Price.

ARTICLE XII.
MISCELLANEOUS

        12.1.    Assignment.    This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties; provided, however, that the rights and duties of DYM under this Agreement may not be assigned without the consent of HPL.

        12.2.    Further Assurances.    Each party will from time to time subsequent to the Closing Date, at the other party's reasonable request and without further consideration, execute and deliver such other instruments of conveyance, assignment, provide such materials and information and transfer and take such other actions as such party may reasonably request in order to accomplish the intents and purposes of this Agreement.

        12.3.    Notices.    Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by overnight courier, or five days after the date of mailing if mailed by first class mail, registered or certified, postage prepaid. Notices shall be addressed as follows:

To HPL or Merger Sub at:	HPL Technologies, Inc. 2033 Gateway Place, Suite 400 San Jose, CA 95110 Attn: David Lepejian, President Fax: (408) 501-9210
with a copy to:	Heller Ehrman White & McAuliffe LLP 4350 La Jolla Village Dr., 7th Floor San Diego, California 92122 Attn: Alan Jacobs, Esq. Fax: (858) 450-8499
If to DYM:	Defect & Yield Management, Inc. 20 North Road Bedford, MA 01730 Attn: Dr. Mingche Li, President Fax: (781) 271-9871
with a copy to:	Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Jay E. Bothwick, Esq. Fax: (617) 526-5000

or to such other address as a party has designated by notice in writing to the other party in the manner provided by this Section 12.3.

        12.4.    Entire Agreement and Modification.    This Agreement, the exhibits and schedules attached hereto, the Disclosure Schedule and the other documents to be entered into pursuant to this Agreement constitute and contain the entire agreement of the parties and supersede any and all prior negotiations, correspondence, warranties, understandings and agreements between the parties respecting the subject matter hereof, including without limitation the Letter of Intent dated March 13, 2002 executed by HPL and DYM.

        12.5.    Survival of Terms.    No representations or warranties contained in this Agreement, or in any certificate or other instrument delivered by or on behalf of the parties pursuant to this Agreement, shall survive the Closing, except for the representations and warranties of DYM that are the subject of the indemnification provisions contained in Article IX, which shall survive for a period of two years from the Effective Time. Notwithstanding the foregoing: (A) the representations and warranties of DYM in Sections 3.15 and 3.16 shall survive the Closing for a period of three years from the Effective Time, (B) the representations and warranties of DYM in Section 3.21 shall survive the Closing until the expiration of the applicable statute(s) of limitations, (C) claims asserted by HPL or the Surviving Corporation that are based on fraud or Criminal Conduct shall survive as provided by applicable law, and (D) the terms and conditions of Sections 5.7, 5.8, 6.5 and 6.6 and Articles IX, X and XII shall survive any termination of this Agreement and shall be enforceable by each party against the other party.

        12.6.    Waiver.    The waiver by any party hereto of any breach of any representation or warranty or failure to perform or comply with any covenant or obligation by another party (a) shall be in writing; (b) shall not be deemed to extend to any prior or subsequent breach, default or failure hereunder by such other party; and (c) shall not affect in any way any rights, including without limitation any right to indemnification, arising by virtue of any such prior or subsequent breach, default or failure by such party.

        12.7.    Governing Law; Venue.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding those laws directing the application of the laws of another jurisdiction. Each party hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state court of competent jurisdiction within the County of Wilmington or the U.S. District Court for the District of Delaware (each, a "Delaware Court"), and further agrees not to plead that any claim brought before a Delaware Court has been brought in an inconvenient forum.

        12.8.    Severability.    If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

        12.9.    Headings.    The headings appearing at the beginning of several sections contained herein have been inserted for the convenience of the parties, and shall not be used to determine the construction or interpretation of this Agreement.

        12.10.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which when taken together shall constitute one and the same instrument.

        12.11.    Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware court, this being in addition to any other remedy to which such party may be entitled at law or in equity.

        12.12.    Amendment.    This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the DYM Stockholders, provided, however, that after any such stockholder approval, no amendment shall be made that requires the further approval of the DYM Stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first above set forth.

HPL TECHNOLOGIES, INC.
By:	/s/ Y. DAVID LEPEJIAN Y. David Lepejian President and Chief Executive Officer
HPL ACQUISITION SUB, INC.
By:	/s/ Y. DAVID LEPEJIAN Y. David Lepejian President and Chief Executive Officer
DEFECT & YIELD MANAGEMENT, INC.
By:	/s/ MINGCHE LI Dr. Mingche Li President

Exhibits and Schedules

Exhibit 1.2	Certificate of Merger
Exhibit 2.4	Escrow Agreement
Exhibit 5.10	Amendment to DYM Certificate of Incorporation
Exhibit 5.12	Optionee Lock-up Agreement
Exhibit 7.9	Hale and Dorr LLP Legal Opinion
Exhibit 7.11	Non-Competition Agreement
Exhibit 8.6	Heller Ehrman White & McAuliffe LLP Legal Opinion
Disclosure Schedule of DYM
Disclosure Schedule of HPL and Merger Sub

QuickLinks

AGREEMENT AND PLAN OF MERGER
R E C I T A L S
ARTICLE I. THE MERGER
ARTICLE II. CONVERSION OF SHARES
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF DYM
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF HPL AND MERGER SUB
ARTICLE V. COVENANTS OF DYM
ARTICLE VI. COVENANTS OF HPL AND MERGER SUB
ARTICLE VII. CONDITIONS TO THE OBLIGATIONS OF HPL AND MERGER SUB
ARTICLE VIII. CONDITIONS TO THE OBLIGATIONS OF DYM
ARTICLE IX. INDEMNIFICATION
ARTICLE X. TERMINATION
ARTICLE XI. EARN-OUT
ARTICLE XII. MISCELLANEOUS
Exhibits and Schedules